Exhibit 10.15

EXECUTION COPY

INOGEN, INC.

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN

AGREEMENT

DATED AS OF OCTOBER 12, 2012

COMERICA BANK,

AS ADMINISTRATIVE AGENT AND SOLE LEAD ARRANGER/SOLE

BOOKRUNNER

i

	6.6	Enforceability of Agreement and Loan Documents	49
	6.7	Compliance with Laws	49
	6.8	Non-contravention	49
	6.9	Litigation	49
	6.10	Consents, Approvals and Filings, Etc.	49
	6.11	Agreements Affecting Financial Condition	50
	6.12	No Investment Company or Margin Stock	50
	6.13	ERISA	50
	6.14	Conditions Affecting Business or Properties	50
	6.15	Environmental and Safety Matters	50
	6.16	Subsidiaries	51
	6.17	Management Agreements	51
	6.18	Material Contracts	51
	6.19	Franchises, Patents, Copyrights, Tradenames, etc.	51
	6.20	Capital Structure	51
	6.21	Accuracy of Information	51
	6.22	Solvency	51
	6.23	Employee Matters	52
	6.24	No Misrepresentation	52
	6.25	Corporate Documents and Corporate Existence	52
	6.26	Healthcare Matters	52

7.	AFFIRMATIVE COVENANTS		54
	7.1	Financial Statements	54
	7.2	Certificates; Other Information	55
	7.3	Payment of Obligations	56
	7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	56
	7.5	Maintenance of Property; Insurance	56
	7.6	Inspection of Property; Books and Records, Discussions	56
	7.7	Notices	57
	7.8	Hazardous Material Laws	57
	7.9	Financial Covenants	58
	7.10	Governmental and Other Approvals	58
	7.11	Compliance with ERISA; ERISA Notices	58
	7.12	Defense of Collateral	59
	7.13	Future Subsidiaries; Additional Collateral	59
	7.14	Accounts	60
	7.15	Medicare/Medical Accounts	60
	7.16	Use of Proceeds	60
	7.17	Healthcare Laws; Participation Agreements	60
	7.18	Consent of Inbound Licensors	60
	7.19	Post-Closing Conditions	60
	7.20	Further Assurances and Information	61

8.	NEGATIVE COVENANTS		61
	8.1	Limitation on Debt	61
	8.2	Limitation on Liens	62
	8.3	Acquisitions	62
	8.4	Limitation on Mergers, Dissolution or Sale of Assets	62
	8.5	Restricted Payments	63
	8.6	Limitation on Investments, Loans and Advances	63
	8.7	Transactions with Affiliates	64
	8.8	Sale-Leaseback Transactions	64
	8.9	Limitations on Other Restrictions	64
	8.10	Prepayment of Debt	65
	8.11	Amendment of Subordinated Debt Documents	65

	8.12	Modification of Certain Agreements	65
	8.13	Management Fees	65
	8.14	Fiscal Year	65

9.	DEFAULTS		65
	9.1	Events of Default	65
	9.2	Exercise of Remedies	67
	9.3	Rights Cumulative	67
	9.4	Waiver by the Borrower of Certain Laws	67
	9.5	Waiver of Defaults	67
	9.6	Set Off	68

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		68
	10.1	Payment Procedure	68
	10.2	Application of Proceeds of Collateral	69
	10.3	Pro-rata Recovery	69
	10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure	69

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		70
	11.1	Reimbursement of Prepayment Costs	70
	11.2	Eurodollar Lending Office	71
	11.3	Circumstances Affecting LIBOR Rate Availability	71
	11.4	Laws Affecting LIBOR Rate Availability	71
	11.5	Increased Cost of Advances Carried at the LIBOR Rate	71
	11.6	Capital Adequacy and Other Increased Costs	72
	11.7	Right of Lenders to Fund through Branches and Affiliates	72

12.	AGENT		72
	12.1	Appointment of the Agent	72
	12.2	Deposit Account with the Agent or any Lender	72
	12.3	Scope of the Agent’s Duties	72
	12.4	Successor Agent	73
	12.5	Credit Decisions	73
	12.6	Authority of the Agent to Enforce This Agreement	73
	12.7	Indemnification of the Agent	74
	12.8	Knowledge of Default	74
	12.9	The Agent’s Authorization; Action by Lenders	74
	12.10	Enforcement Actions by the Agent	75
	12.11	Collateral Matters	75
	12.12	The Agents in their Individual Capacities	75
	12.13	The Agent’s Fees	75
	12.14	Documentation Agent or other Titles	75
	12.15	No Reliance on the Agent’s Customer Identification Program	76

13.	MISCELLANEOUS		76
	13.1	Accounting Principles	76
	13.2	Choice of Law and Venue	76
	13.3	Interest	76
	13.4	Closing Costs and Other Costs; Indemnification	77
	13.5	Notices	78
	13.6	Further Action	78
	13.7	Successors and Assigns; Participations; Assignments	78
	13.8	Counterparts	80
	13.9	Amendment and Waiver	80
	13.10	Confidentiality	82
	13.11	Substitution or Removal of Lenders	83

13.12	Withholding Taxes	84
13.13	Taxes and Fees	85
13.14	WAIVER OF JURY TRIAL	85
13.15	Judicial Reference	85
13.16	USA Patriot Act Notice	87
13.17	Complete Agreement; Conflicts	87
13.18	Severability	87
13.19	Table of Contents and Headings; Section References	87
13.20	Construction of Certain Provisions	87
13.21	Independence of Covenants	87
13.22	Electronic Transmissions	87
13.23	Advertisements	88
13.24	Reliance on and Survival of Provisions	88
13.25	Amendment and Restatement	88

EXHIBITS

A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

B FORM OF REVOLVING CREDIT NOTE

C FORM OF SWING LINE NOTE

D FORM OF REQUEST FOR SWING LINE ADVANCE

E FORM OF NOTICE OF LETTERS OF CREDIT

F FORM OF SECURITY AGREEMENT

G FORM OF BORROWING BASE CERTIFICATE AND COVENANT COMPLIANCE REPORT

H FORM OF ASSIGNMENT AGREEMENT

I FORM OF GUARANTY

J [RESERVED]

K -1 FORM OF TERM LOAN A NOTE

K-2 FORM OF TERM LOAN B NOTE

K-3 FORM OF TERM LOAN C NOTE

L FORM OF TERM LOAN RATE REQUEST

M FORM OF SWING LINE PARTICIPATION CERTIFICATE

N FORM OF REQUEST FOR TERM LOAN C ADVANCE

SCHEDULES

1.1	Pricing Matrix
1.2	Percentages and Allocations
1.3	Compliance Information
5.1(b)(iii)	Jurisdictions in Which Credit Parties are Qualified to do Business
5.1(c)(ii)	List of Jurisdictions in which to file financing statements
6.3(b)	Owned and Leased Real Property
6.4	Taxes
6.7	Compliance with Laws
6.9	Litigation
6.10	Consents, Approvals, Filings
6.13	ERISA
6.15	Environmental Matters
6.16	Subsidiaries
6.17	Management and Employment Agreements
6.18	Material Contracts
6.19	Tradenames
6.20	Capital Structure
6.23	Union Contracts or Agreements
6.25	Inbound Licenses
8.1	Existing Debt
8.2	Existing Liens
8.6	Existing Investments
8.7	Transactions with Affiliates
13.5	Notices

1

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Amended and Restated Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 12th day of October, 2012, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”) and Sole Lead Arranger/Sole Bookrunner, and Inogen, Inc. (“Borrower”).

RECITALS

A. Borrower and Lenders entered into that certain Amended and Restated Loan and Security Agreement dated as of May 19, 2011 (as subsequently amended from time to time, the “Prior Credit Agreement”).

B. Borrower now desires to amend and replace the Prior Credit Agreement with an amended and restated credit agreement evidenced by this Agreement.

C. The Borrower has requested that the Lenders extend to it credit and letters of credit on the terms and conditions set forth herein.

D. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, the Borrower, the Lenders, and the Agent agree as follows:

1.	DEFINITIONS.

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books and records relating to any of the foregoing.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders, Term Loan B Lenders and/or Term Loan C Lenders under Section 4.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.5 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.

“Affected Lender” shall have the meaning set forth in Section 13.11 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.

“Agent’s Correspondent” shall mean for Eurodollar-based Advances, the Agent’s Grand Cayman Branch (or for the account of said branch office, at the Agent’s main office in Detroit, Michigan, United States).

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance and Term Loan Advance, subject to the terms of Sections 2.13 and 4.11 hereof, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrower by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrower from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to the Borrower or a Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.

“Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof, the Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“Blocked Account” shall have the meaning set forth in Section 7.15 hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to eighty percent (80%) of Eligible Accounts; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by the Agent or the Majority Revolving Credit Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by the Agent and the Majority Revolving Credit Lenders.

“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower.

“Borrowing Base Obligors” shall mean the Borrower and the Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, New York, New York and Los Angeles, California, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Cash” shall mean unrestricted cash and cash equivalents.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction, (b) the occurrence of an Initial Public Offering, or (c) the occurrence of an event or series of events that would trigger a violation of any change of control or change in control provision in any of the Subordinated Debt Documents.

“CMS” shall mean the Centers for Medicare & Medicaid Services.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its sole discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreements, the Mortgages, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, and its successors or assigns.

“Commitments” shall mean the Revolving Credit Aggregate Commitment and the Term Loan C Commitment (which shall include the Tranche 1 Commitment and the Tranche 2 Commitment, as applicable), as the context may indicate.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to the Borrower and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Consolidated Net Income (or Deficit)” shall mean the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” shall mean with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Debt of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by the Borrower to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit G and certified by a Responsible Officer of the Borrower, in which report the Borrower shall set forth the information specified therein.

“Credit Parties” shall mean the Borrower and its Subsidiaries, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:

(a)	the LIBOR Rate;

divided by

(b)	a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio, determined on a Consolidated basis with respect to the Borrower and its Subsidiaries, of (a) EBITDA, less (i) cash capital expenditures (including rental equipment) and (ii) taxes paid or payable, to (b) the sum of cash principal payments plus interest expense paid or payable, all such items in clauses (a) and (b) measured on an annualized trailing six (6) months basis; provided that cash capital expenditures shall not be subtracted from clause (a) hereof so long as Borrower maintains at least One Million Five Hundred Thousand Dollars ($1,500,000) in unrestricted cash during the entire relevant fiscal period.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” shall mean a Lender that, as determined by the Agent (with notice to the Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its Percentage of any Advances or participations in Letters of Credit or Swing Line Advances, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or other governmental or regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless deemed so by the Agent in its sole discretion.

“Distribution” is defined in Section 8.5 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by the Borrower or a Domestic Subsidiary of the Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“EBITDA” shall mean with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, (ii) income tax expense for such period, (iii) Consolidated Total Interest Expense paid or accrued during such period, and (iv) non-cash expense associated with granting stock options, minus (c) to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate:

(a) such Account arose in the ordinary course of the business of a Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor;

(b) such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by the applicable Account Debtor and for such amount as is represented by the Borrower to the Agent in the applicable Borrowing Base Certificate;

(c) such Account is evidenced by an invoice dated not later than three (3) Business Days after the date of the delivery or shipment of the related Inventory giving rise to such Account and not more than one hundred twenty (120) days have passed since the invoice date corresponding to such Account;

(d) such Account does not carry a positive credit balance exceeding one hundred twenty (120) days;

(e) the unpaid balance of such Account (or portion thereof) that is included in the applicable Borrowing Base Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Borrowing Base Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

(f) the applicable Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account prior in right to all other Persons and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to or in favor of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(g) such Account is not owing by any Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within one hundred twenty (120) days since the original invoice date corresponding to such Accounts;

(h) such Account is not owing by any Account Debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Lenders;

(i) such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to the Agent on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(j) the Borrowing Base Obligors have not received, with respect to such Account, any notice of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(k) it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date, bonded or insured by a surety company or subject to a retainage or holdback by the Account Debtor;

(l) the Account Debtor on such Account is not:

(i) an Affiliate of any Credit Party;

(ii) the United States of America or any department, agency, or instrumentality thereof, unless the applicable Borrowing Base Obligor has assigned its right to payment of such Account to the Agent in a manner satisfactory to the Agent so as to comply with the provisions of the Federal Assignment of Claims Act);

(iii) a foreign Governmental Authority or a citizen or resident of any jurisdiction other than one of the United States, unless such Account is an Eligible Foreign Account; or

(iv) an Account Debtor whose Accounts the Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectibility of such Accounts is doubtful or is or is reasonably expected to be impaired; and

(m) such Account satisfies any other eligibility criteria established from time to time by the Agent in its sole discretion or at the direction of the Majority Revolving Credit Lenders.

Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) the Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

“Eligible Foreign Accounts” shall mean Accounts with respect to which the Account Debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit or foreign credit insurance in an amount and of a tenor, and issued by a financial institution, acceptable to Lenders, (ii) Accounts where the Account Debtor is a foreign subsidiary of Air Products and Chemicals, Inc. (provided that, to the extent that Accounts owing by a foreign subsidiary of Air Products and Chemicals, Inc. exceed an amount equal to twenty five percent (25%) of the aggregate Eligible Accounts owing to Borrower from all Account Debtors, such Accounts shall be excluded from the definition of Eligible Foreign Accounts), or (iii) approved by Lenders on a case-by-case basis. All Eligible Foreign Accounts shall be determined in the equivalent of U.S. Dollars of the amount thereof. Any Account, which is at any time an Eligible Foreign Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Foreign Account.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

(a) the LIBOR Rate, divided by

(b) a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two or three months (or any shorter or longer periods agreed to in advance by the Borrower, the Agent and the Lenders) as selected by the Borrower, for such Eurodollar-based Advance pursuant to Section 2.3, 4.4 or 4.5 hereof, as the case may be.

“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, the Agent’s office located at its Grand Caymans Branch or such other branch of the Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrower and the Agent.

“Eurodollar-based Rate Amendment” shall mean that certain amendment to the Credit Agreement (if Agent and Lenders elect to provide Eurodollar-based Advances), which shall permit Eurodollar-based Advances to be made under this Agreement and which shall otherwise be on terms satisfactory to the Agent and the Lenders, including, without limitation, establishing the Applicable Margins for Eurodollar-based Advances of the Revolving Credit and each Term Loan.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Excluded Taxes” shall mean, with respect to any Lender or Agent, (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender or Agent as a result of a present or former connection between such Lender or Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender or Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of any Non-U.S. Lender, any U.S. withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(d) or designates a new lending office, except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(d); (c) backup withholding or other withholding taxes that are directly attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 13.12; and (d) in the case of a Non-U.S. Lender, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender as a result of such Non-U.S. Lender’s failure to comply with the applicable requirements set forth in FATCA after December 31, 2012.

“FATCA” shall mean sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement, and the United States Treasury Regulations promulgated thereunder (or any amended or successor provisions substantively comparable and not materially more onerous to comply with).

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean any fee letter relating to the Indebtedness which may be entered into by and among Agent, Borrower (if applicable) and the Lenders from time to time.

“Fees” shall mean the Term Loan C Commitment Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by the Borrower to the Lenders, the Issuing Lender or the Agent hereunder or under any Fee Letter.

“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, (ii) the Term Loan A Maturity Date, (iii) the Term Loan B Maturity Date, or (iv) the Term Loan C Maturity Date.

“Fiscal Year” shall mean the twelve-month period ending on each December 31.

“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

“Fronting Exposure” shall mean, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank).

“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” shall mean each Subsidiary of the Borrower which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit I, as amended, restated or otherwise modified from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Healthcare Laws” shall mean all applicable federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) quality of medical care and accreditation standards and requirements of all applicable state Laws or regulatory bodies, (g) all statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Healthcare Permit” shall mean a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower or any of its Subsidiaries, and/or (b) issued by any Person from which any Borrower has, as of the Effective Date, received an accreditation (including, without limitation, JCAHO).

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrower and any Lender or an Affiliate of a Lender.

“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person (a) has adopted and implemented policies and procedures, and has trained its personnel, in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and (b) is not and could not reasonably be expected to become subject to any deficiency with respect to HIPAA.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of the Borrower and its respective Subsidiaries (including, without limitation, the Michigan Single Business Tax and all other corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

“Initial Public Offering” shall mean the first offering by the Borrower of its Equity Interests to the public, whether in a single transaction or a series of related transactions.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to the Agent.

“Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3, 4.4 or 4.5 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrower, the Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date, the Term Loan A Maturity Date, the Term Loan B Maturity Date, or the Term Loan C Maturity Date, as applicable.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall mean any inventory as defined under the UCC.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“In-Use Rental Equipment” shall mean Borrower’s currently in-use rental equipment and related accessories.

“In-Use Revenue Generating Rental Equipment” shall mean In-Use Rental Equipment that generates revenue.

“Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrower and the Revolving Credit Lenders.

“Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.7 hereof.

“Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“Letter of Credit Maximum Amount” shall mean Zero Dollars ($0).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of the Borrower pursuant to Article 3 hereof.

“LIBOR Rate” shall mean,

(a) with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b) with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Liquidity” shall mean the sum of Cash plus Eligible Accounts.

“Liquidity Ratio” shall mean the ratio of (i) Liquidity to (ii) the current portion of all Indebtedness owing the Lenders.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Majority Lenders” shall mean at any time, Lenders holding more than 66.67% of the sum of (i) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus (ii) the aggregate principal amount then outstanding under the Term Loans; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Majority Revolving Credit Lenders” shall mean at any time, the Revolving Credit Lenders holding more than 66.67% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Revolving Credit); provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Revolving Credit Lenders”.

“Majority Term Loan A Lenders” shall mean at any time with respect to Term Loan A, Term Loan A Lenders holding more than 66.67% of the aggregate principal amount then outstanding under Term Loan A; provided however that so long as there are fewer than three Term Loan A Lenders, considering any Term Loan A Lender and its Affiliates as a single Term Loan A Lender, “Majority Term Loan A Lenders” shall mean all Term Loan A Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan A Lenders”.

“Majority Term Loan B Lenders” shall mean at any time with respect to Term Loan B, Term Loan B Lenders holding more than 66.67% of the aggregate principal amount then outstanding under Term Loan B; provided however that so long as there are fewer than three Term Loan B Lenders, considering any Term Loan B Lender and its Affiliates as a single Term Loan B Lender, “Majority Term Loan B Lenders” shall mean all Term Loan B Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan B Lenders”.

“Majority Term Loan C Lenders” shall mean at any time with respect to Term Loan C, Term Loan C Lenders holding more than 66.67% of the aggregate principal amount then outstanding under Term Loan C; provided however that so long as there are fewer than three Term Loan C Lenders, considering any Term Loan C Lender and its Affiliates as a single Term Loan C Lender, “Majority Term Loan C Lenders” shall mean all Term Loan C Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan C Lenders”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $250,000 and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered after the Effective Date by a Credit Party pursuant to Section 7.13 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Non-U.S. Lender” is defined in Section 13.12 hereof.

“Notes” shall mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“Participation Agreements” shall have the meaning assigned to such term in Section 7.17 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan A Percentage, the Term Loan B Percentage, the Term Loan C Percentage or the Weighted Percentage.

“Permitted Acquisition” shall mean any acquisition by the Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such Guarantor;

(b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of the Borrower or of a Guarantor and the Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into the Borrower or such a Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity);

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by the Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);

(d) Both immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing;

(e) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(f) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of this agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed Two Hundred Fifty Thousand Dollars ($250,000).

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds only those liquid investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(g) continuations of Liens that are permitted under subsections (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to the Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.13 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the Agent amended, restated or otherwise modified from time to time.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or the Lenders shall reasonably request.

“Purchasing Lender” shall have the meaning set forth in Section 13.11.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Borrower.

“Quoted Rate Advance” shall mean any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 13.7(g) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Request for Advance” shall mean a Request for Revolving Credit Advance, a Request for Term Loan C Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Borrower under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D.

“Request for Term Loan C Advance” shall mean a request for a Term Loan C Advance issued by the Borrower under Section 4.4 of this Agreement in the form attached hereto as Exhibit N.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, chief operating officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revocation Order” shall have the meaning assigned to such term in Section 7.15 hereof.

“Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by the Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Revolving Credit Aggregate Commitment” shall mean One Million Dollars ($1,000,000), subject to reduction or termination under Section 2.10 or 9.2 hereof.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) October 12, 2013, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” shall mean, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by the Borrower and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit F, as amended, restated or otherwise modified from time to time.

“Senior Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Funded Debt (other than Subordinated Debt) of Borrower and its Subsidiaries, on a Consolidated basis, as of such date, to (b) EBITDA measured on an annualized trailing six (6) months basis.

“Square 1 Bank” shall mean Square 1 Bank, and its successors or assigns.

“Subordinated Debt” shall mean any unsecured Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party which, in each case, has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent and the Majority Lenders.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of the Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrower.

“Sweep Agreement” shall mean any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrower and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loans to be advanced to the Borrower by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing requested by the Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and Base Rate Advances.

“Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” shall mean Zero Dollars ($0).

“Swing Line Note” shall mean the swing line note which may be issued by the Borrower to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit M.

“Term Loan A” shall mean the term loan made to the Borrower by the Term Loan A Lenders pursuant to Section 4.1(a) hereof.

“Term Loan A Advance” shall mean a borrowing requested by the Borrower and made by the Term Loan A Lenders pursuant to Section 4.1(a) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.5 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan A Amount” shall mean with respect to any Term Loan A Lender, the amount equal to its Term Loan A Percentage of the aggregate principal amount outstanding under the Term Loan A.

“Term Loan A Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan A.

“Term Loan A Maturity Date” shall mean April 15, 2014.

“Term Loan A Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrower to each of the Term Loan A Lenders in the form attached hereto as Exhibit K-1, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan A Percentage” shall mean with respect to any Term Loan A Lender, the percentage specified opposite such Term Loan A Lender’s name in the column entitled “Term Loan A Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Advances” shall mean, collectively, the Term Loan A Advances, the Term Loan B Advances and the Term Loan C Advances.

“Term Loan B” shall mean the term loan made to the Borrower by the Term Loan B Lenders pursuant to Section 4.1(b) hereof.

“Term Loan B Advance” shall mean a borrowing requested by the Borrower and made by the Term Loan B Lenders pursuant to Section 4.1(b) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.5 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan B Amount” shall mean with respect to any Term Loan B Lender, the amount equal to its Term Loan B Percentage of the aggregate principal amount outstanding under the Term Loan B.

“Term Loan B Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan B.

“Term Loan B Maturity Date” shall mean May 19, 2015.

“Term Loan B Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrower to each of the Term Loan B Lenders in the form attached hereto as Exhibit K-1, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan B Percentage” shall mean with respect to any Term Loan B Lender, the percentage specified opposite such Term Loan B Lender’s name in the column entitled “Term Loan B Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan C” shall mean the term loan to be made to the Borrower by the Term Loan C Lenders pursuant to Section 4.1(c) hereof, in the aggregate principal amount not to exceed Twelve Million Dollars ($12,000,000).

“Term Loan C Advance” shall mean a borrowing requested by the Borrower and made by the Term Loan C Lenders pursuant to Section 4.1(c) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.5 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan C Amount” shall mean with respect to any Term Loan C Lender, the amount equal to its Term Loan C Percentage of the aggregate principal amount outstanding under the Term Loan C.

“Term Loan C Commitment” shall mean Twelve Million Dollars ($12,000,000).

“Term Loan C Commitment Fee” shall mean the fee payable to the Agent for distribution to the Term Loan C Lenders in accordance with Section 4.10(c) hereof.

“Term Loan C Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan C.

“Term Loan C Maturity Date” shall mean October 12, 2016.

“Term Loan C Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrower to each of the Term Loan C Lenders in the form attached hereto as Exhibit K-3, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan C Percentage” shall mean with respect to any Term Loan C Lender, the percentage specified opposite such Term Loan C Lender’s name in the column entitled “Term Loan C Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Lenders” shall mean, collectively, the Term Loan A Lenders, the Term Loan B Lenders and the Term Loan C Lenders.

“Term Loan Notes” shall mean, collectively, the Term Loan A Notes, the Term Loan B Notes and the Term Loan C Notes.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by Borrower under Section 4.5 of this Agreement in the form attached hereto as Exhibit L.

“Term Loans” shall mean collectively, Term Loan A, Term Loan B and Term Loan C, and “Term Loan” shall mean any of them.

“Third-Party Payor” shall mean Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third-Party Payor Programs.

“Third-Party Payor Programs” shall mean all payment and reimbursement programs, sponsored by a Third-Party Payor, in which Borrower or any Subsidiary participates.

“Tranche 1” shall mean portion of the Term Loan C as further described in Section 4.1(c)(i) hereof.

“Tranche 1 Commitment” shall mean Six Million Dollars ($6,000,000).

“Tranche 1 Funding Period” shall mean the period commencing on the Effective Date and ending on October 11, 2013.

“Tranche 2” shall mean the portion of the Term Loan C as further described in Section 4.1(c)(ii) hereof.

“Tranche 2 Commitment” shall mean Six Million Dollars ($6,000,000).

“Tranche 2 Funding Period” shall mean the period commencing on October 12, 2013 and ending on April 12, 2014.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of California.

“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment or (ii) the then applicable Borrowing Base, minus (x) the aggregate outstanding principal amount of all Advances (including Swing Line Advances) and (y) the Letter of Credit Obligations.

“U.S. Lender” is defined in Section 13.12 hereof.

“USA Patriot Act” is defined in Section 6.7.

“Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (i) the sum of (w) its Revolving Credit Commitment Amount plus (x) its Term Loan A Amount plus (y) its

Term Loan B Amount plus (z) its Term Loan C Amount, by (ii) the sum of (w) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), plus (x) the aggregate principal amount of Indebtedness outstanding under the Term Loan A plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan B plus (z) the aggregate principal amount of Indebtedness outstanding under the Term Loan C. Schedule 1.2 reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.	REVOLVING CREDIT.

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to the Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.7(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d) The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon written request to the Agent by any Revolving Credit Lender, the Borrower will execute and deliver, to such Revolving Credit Lender, at the Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

2.3 Requests for and Refundings and Conversions of Advances. The Borrower may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to the Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrower, subject to the following and Section 2.13 hereof:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i) the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii) whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.

(b) each such Request for Revolving Credit Advance shall be delivered to the Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c) on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by the Agent under Section 3.6(c) hereof in respect of the Borrower’s Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;

(d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least One Hundred Thousand Dollars ($100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than One Hundred Thousand Dollars ($100,000);

(e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least One Hundred Thousand Dollars ($100,000) (or a larger integral multiple of Ten Thousand Dollars ($10,000)) or the remainder available under the Revolving Credit Aggregate Commitment if less than One Hundred Thousand Dollars ($100,000) and at any one time there shall not be in effect more than three (3) different Eurodollar-Interest Periods;

(f) a Request for Revolving Credit Advance, once delivered to the Agent, shall not be revocable by the Borrower and shall constitute a certification by the Borrower as of the date thereof that:

(i) all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof), and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

The Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrower to make such requests and, in the event the Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The Borrower hereby authorizes the Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrower acknowledges that the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from the Borrower under Section 2.3 hereof, the Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to the Agent, as follows:

(i) for Base Rate Advances, at the office of the Agent located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

(ii) for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by the Borrower without exceptions noted in the compliance certification therein, the Agent shall make available to the Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i) for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may reasonably direct in writing, provided such direction is timely given; and

(ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent’s Correspondent or to such other account or third party as the Borrower may direct, provided such direction is timely given.

(c) The Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless the Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to the Agent such Revolving Credit Lender’s Percentage of such Advance, the Agent may assume that such Revolving Credit Lender has made such amount available to the Agent on such date, as aforesaid. The Agent may, but shall not be obligated to, make available to the Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Agent by such Revolving Credit Lender, as aforesaid, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon the Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall pay such amount to the Agent, if such notice is delivered to the Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing the Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to the Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Agent, the Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. The Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrower, to the date such amount is recovered by the Agent, at a rate per annum equal to:

(i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii) in the case of the Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid the Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5 Swing Line. (a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof) and provided that this Agreement has been amended to provide that the Swing Line Maximum Amount is greater than Zero Dollars ($0), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b) Accrual of Interest and Maturity; Evidence of Indebtedness.

(i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the

Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii) The Borrower agrees that, upon the written request of Swing Line Lender, the Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(iii) The Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Requests for Swing Line Advances. The Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrower, subject to the following:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

(ii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by the Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Borrower’s Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(iv) (A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Fifty Thousand Dollars ($50,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Fifty Thousand Dollars ($50,000) or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than two (2) Interest Rates and Interest Periods;

(v) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(vi) each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that:

(A)	all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B)	there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C)	the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii) At the option of the Agent, subject to revocation by the Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, the Borrower may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(b). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. The Agent may suspend or revoke the Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. The Agent may, at its option, also elect to make Swing Line Advances upon the Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this Section 2.5.

(d) Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall, at its option, make available to the Borrower the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify the Agent of any Swing Line Advance by telephone, telex or telecopier.

(e) Refunding of or Participation Interest in Swing Line Advances.

(i) The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to the Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrower or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against the Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. (Detroit time) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Person; (E) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

(iv) Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds monthly in arrears commencing on November 1, 2012, and on the first day of each month thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

(c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

(e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by the Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, five percent (5%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus five percent (5%).

2.7 Optional Prepayments.

(a) (i) The Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least One Hundred Thousand Dollars ($100,000), and (ii) subject to Section 2.9(b) hereof, the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to the Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least One Hundred Thousand Dollars ($100,000).

(b) (i) The Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least Fifty Thousand Dollars ($50,000) and (ii) subject to Section 2.9(b) hereof, the Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least Fifty Thousand Dollars ($50,000).

(c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.

2.8 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, the Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrower of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9 Mandatory Repayment of Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base, the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the Agent. The Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

(b) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.9 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit the obligation of the Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, the Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrower will be obligated to pay any resulting breakage costs under Section 11.1.

2.10 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Hundred Thousand Dollars ($100,000) or a larger integral multiple of Ten Thousand Dollars ($10,000); (ii) the Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iii) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (iv) no such reduction shall reduce the Swing Line Maximum Amount unless the Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrower shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.9(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by the Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to the Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by the Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

2.11 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance working capital and other lawful corporate purposes.

2.12 Revolving Credit Renewal Fee. On the Effective Date, the Borrower shall have paid to Agent, for distribution to the Revolving Credit Lenders, pro rata in accordance with their respective Revolving Credit Percentages, a fee on account of the Revolving Credit equal to Five Thousand Dollars ($5,000), which shall be nonrefundable.

2.13 Eurodollar-based Rate Amendment. Notwithstanding anything in this Agreement to the contrary, the Lenders shall not make any Eurodollar-based Advances and the Eurodollar-based Rate shall not be an available Applicable Interest Rate with respect to any Revolving Credit Advance unless and until Agent shall have received a duly executed Eurodollar-based Rate Amendment.

3.	LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement and provided that this Agreement has been amended to provide that the Letter of Credit Maximum Amount is greater than Zero Dollars ($0), Issuing Lender may, but shall not be required to, through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of the Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of the Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i)

twelve (12) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of California. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a) (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by the Agent under Section 3.6(c) hereof in respect of the Borrower Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d) the Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f) there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, California or the respective jurisdictions in which the Revolving Credit Lenders, the Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g) if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrower of the matters set forth in Sections 5.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs. (a) The Borrower shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of two percent (2.0%) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii) A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

(b) All payments by the Borrower to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrower by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance on the first day of each February, May, August and November and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in advance thereafter. The fees due under clause (a)(i) above shall be determined by multiplying two percent (2.0%) times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c) If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, the Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrower shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrower agrees to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that the Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. The Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrower hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am (Detroit time) on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of the Borrower to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Borrowing Base or the then applicable Revolving Credit Aggregate Commitment).

(f) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrower shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to the Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrower under this Section 3.6.

(g) Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.

(h) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(i) In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrower enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations.

3.7 Obligations Irrevocable. The obligations of the Borrower to make payments to the Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c) The existence of any claim, setoff, defense or other right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrower against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent the Borrower, after satisfaction in full of the absolute and unconditional obligations of the Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrower’s creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. The Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit

Agreement, to the extent not reimbursed by the Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.	TERM LOANS.

4.1 Term Loans.

(a) Prior to the Effective Date, the Term Loan A Lenders (each based on its Term Loan A Percentage) advanced to Borrower Term Loan A in an aggregate amount equal to $3,000,000. As of the Effective Date, the outstanding principal balance of Term Loan A is $1,583,333.22.

(b) Prior to the Effective Date, the Term Loan B Lenders (each based on its Term Loan B Percentage) advanced to Borrower Term Loan B in an aggregate amount equal to $8,000,000. As of the Effective Date, the outstanding principal balance of Term Loan B is $6,888,888.90.

(c) Subject to the terms and conditions hereof, each Term Loan C Lender, severally and for itself alone, agrees to advance to the Borrower an amount not to exceed such Lender’s Percentage of the Term Loan C Commitment, to be funded as follows:

(i) During the Tranche 1 Funding Period, one or more Advances of Tranche 1 of Term Loan C in an aggregate amount not to exceed such Lender’s Percentage of the Tranche 1 Commitment; and

(ii) During the Tranche 2 Funding Period, one or more Advances of Tranche 2 of Term Loan C in an aggregate amount not to exceed such Lender’s Percentage of the Tranche 2 Commitment.

4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) (i) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan A Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan A outstanding on the Term Loan A Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan A shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate, (ii) the Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan B Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan B outstanding on the Term Loan B Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan B shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate, and (iii) the Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan C Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan C outstanding on the Term Loan C Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan C shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of Term Loan A, Term Loan B or Term Loan C.

(b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Term Loan Lender resulting from each Advance of Term Loan A, Term Loan B or Term Loan C, as applicable made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.7(g), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loans made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Loan Lender hereunder in respect of the Advances of Term Loan A, Term Loan B or Term Loan C, as applicable and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Advances of the Term Loans and each Term Loan Lender’s share thereof.

(d) The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Advances of each of the Term Loans (and all other amounts owing with respect thereto) made to the Borrower by the Term Loan Lenders in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon written request to the Agent by any Term Loan Lender, the Borrower will execute and deliver to such Term Loan Lender, at the Borrower’s expense, a Term Loan A Note, Term Loan B Note or Term Loan C Note evidencing the outstanding Advances under Term Loan A, Term Loan B or Term Loan C, as applicable, owing to such Term Loan Lender.

4.3 Repayment of Principal. (a) The Borrower shall repay Term Loan A in equal principal installments of $83,333.34, commencing on November 1, 2012, and on the first day of each month thereafter, until the Term Loan A Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b) The Borrower shall repay Term Loan B in equal principal installments of $222,222.22, commencing on November 1, 2012, and on the first day of each month thereafter, until the Term Loan B Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(c)	(i) The Borrower shall, with respect to any Advance under Tranche 1 of Term Loan C, commencing on November 1, 2013 and on the first day of each month thereafter, repay to the Agent for the account of each Term Loan C Lender according to its Term Loan C Percentage, an amount equal to 1/36th of the aggregate principal amount of the Advances under Tranche 1 of Term Loan C outstanding on the last day of the Tranche 1 Funding Period (which installments shall be reduced as a result of the application of prepayments in accordance with Section 4.7 of this Agreement). Notwithstanding the foregoing, the outstanding principal balance of the Advances under Tranche 1 of Term Loan C shall be paid in full on the Term Loan C Maturity Date.

(d)	(ii) The Borrower shall, with respect to any Advance under Tranche 2 of Term Loan C, commencing on May 1, 2014 and on the first day of each month thereafter, repay to the Agent for the account of each Term Loan C Lender according to its Term Loan C Percentage, an amount equal to 1/30th of the aggregate principal amount of the Advances under Tranche 2 of Term Loan C outstanding on the last day of the Tranche 2 Funding Period (which installments shall be reduced as a result of the application of prepayments in accordance with Section 4.7 of this Agreement). Notwithstanding the foregoing, the outstanding principal balance of the Advances under Tranche 2 of Term Loan C shall be paid in full on the Term Loan C Maturity Date.

(e) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.4 Requests for Term Loan C Advances. The Borrower may request an Advance of Term Loan C only by delivery to the Agent of a Request for Term Loan C Advance executed by an Authorized Signer for the Borrower, subject to the following and Section 4.11 hereof:

(a) each such Request for Term Loan C Advance shall include (i) a report of the documented cost of all In-Use Revenue Generating Rental Equipment and (ii) the other information required on the Request for Term Loan C Advance, including without limitation:

(i) the proposed date of such Term Loan C Advance, which must be a Business Day; and

(ii) whether such Term Loan C Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Term Loan C Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement;

(b) each such Request for Term Loan C Advance shall be delivered to the Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Term Loan C Advance, except in the case of a Base Rate Advance, for which the Request for Term Loan C Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Term Loan C Advance;

(c) each Term Loan C Advance shall not exceed eighty percent (80%) of the documented cost of In-Use Revenue Generating Rental Equipment, and any In-Use Revenue Generating Rental Equipment used in the calculation of a Term Loan C Advance shall not have been used in the calculation of a previous Term Loan Advance (whether a Term Loan A Advance, Term Loan B Advance or Term Loan C Advance);

(d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Twenty Five Thousand Dollars ($25,000) or the remainder available under Tranche 1 or Tranche 2, as applicable, if less than Twenty Five Thousand Dollars ($25,000);

(e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Term Loan C Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least Fifty Thousand Dollars ($50,000) (or a larger integral multiple of Ten Thousand Dollars ($10,000)) or the remainder available under Tranche 1 or Tranche 2, as applicable, if less than Fifty Thousand Dollars ($50,000);

(f) a Request for Term Loan C Advance, once delivered to the Agent, shall not be revocable by the Borrower and shall constitute a certification by the Borrower as of the date thereof that:

(ii) all conditions to the making of Term Loan C Advances set forth in this Agreement have been satisfied, and shall remain satisfied to the date of such Term Loan C Advance (both before and immediately after giving effect to such Term Loan C Advance);

(iii) there is no Default or Event of Default in existence, and none will exist upon the making of such Term Loan C Advance (both before and immediately after giving effect to such Term Loan C Advance); and

(iv) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Term Loan C Advance (both before and immediately after giving effect to such Term Loan C Advance), other than any representation or warranty that expressly speaks only as of a different date;

The Agent, acting on behalf of the Term Loan C Lenders, may also, at its option, lend under this Section 4.4 upon the telephone or email request of an Authorized Signer of the Borrower to make such requests and, in the event the Agent, acting on behalf of the Term Loan C Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Agent, on the same day as such telephone or email request, an executed Request for Term Loan C Advance. The Borrower hereby authorizes the Agent to disburse Advances under this Section 4.4 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrower acknowledges that the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Term Loan C Advance form as of the date of such requested Advance.

4.5 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loans. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Base Rate. Thereafter, the Borrower may refund all or any portion of any Advance of any or all Term Loans as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Advance of such Term Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to the Agent of a Term Loan Rate Request executed in connection with such Term Loan by an Authorized Signer and subject to the terms hereof and to the following and Section 4.11 hereof:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to such Term Loan, including without limitation:

(i) whether the Term Loan Advance being refunded or converted is a Term Loan A Advance, a Term Loan B Advance or a Term Loan C Advance;

(ii) whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(iii) in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iv) whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to the Agent (i) by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. (Detroit time) on the proposed date of the refunding or conversion of a Base Rate Advance;

(c) the principal amount of such Term Loan A Advance, Term Loan B Advance or Term Loan C Advance, as applicable, plus the amount of any other Term Loan A Advance, Term Loan B Advance or Term Loan C Advance, respectively, to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least Twenty Five Thousand Dollars ($25,000), or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least Fifty Thousand Dollars ($50,000) or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, or in each case a larger integral multiple of Ten Thousand Dollars ($10,000);

(d) no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan A Maturity Date, the Term Loan B Maturity Date or the Term Loan C Maturity Date, as applicable, and, notwithstanding any provision hereof to the contrary, the Borrower shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Term Loans such that the Borrower may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.6 below;

(e) (i) at no time shall there be more than two (2) Eurodollar-Interest Periods in effect for Advances of Term Loan A, (ii) at no time shall there be more than two (2) Eurodollar-Interest Periods in effect for Advances of Term Loan B, and (iii) at no time shall there be more than four (4) Eurodollar-Interest Periods in effect for Advances of Term Loan C; and

(f) a Term Loan Rate Request, once delivered to the Agent, shall not be revocable by the Borrower.

4.6 Base Rate Advance in Absence of Election or Upon Default. In the event the Borrower shall fail with respect to any Eurodollar-based Advance of a Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.5 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrower thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.6 shall be due and payable in full on the date such Advance is converted.

4.7 Interest Payments; Default Interest

(a) (i) Interest on the unpaid principal of all Base Rate Advances of Term Loan A or Term Loan B from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds monthly in arrears commencing on November 1, 2012 and on the first day of each month thereafter.

(ii) Interest on the unpaid principal of each Base Rate Advance of Term Loan C from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds monthly in arrears commencing on the first day of the first full month immediately following the date of such Term Loan C Advance, and on the first day of each month thereafter.

(iii) Whenever any payment under this Section 4.7 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loans having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurodollar-based Advance of the Term Loans outstanding from time to time having a Eurodollar-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurodollar-Interest Period, and shall also be payable on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 4.7(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.5 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan A Lenders with respect to Term Loan A, the Majority Term Loan B Lenders with respect to Term Loan B or the Majority Term Loan C Lenders with respect to Term Loan C, interest shall be payable on demand on the principal amount of all Advances of Term Loan A, Term Loan B or Term Loan C from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, five percent (5%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus five percent (5%).

4.8 Optional Prepayment of Term Loans.

(a) Subject to clause (b) hereof, the Borrower (at its option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1.

(b) Each partial prepayment of a Term Loan shall be applied to all installments of such Term Loan due thereunder in the inverse order of their maturities to all such principal payments as follows: first to that portion of such Term Loan outstanding as a Base Rate Advance, second to that portion of such Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of such Term Loan being carried at the Eurodollar-based Rate.

(c) All prepayments of Term Loan A, Term Loan B or Term Loan C shall be made to the Agent for distribution ratably to the applicable Term Loan A Lenders, Term Loan B Lenders or Term Loan C Lenders in accordance with their respective Term Loan Percentages.

4.9 Use of Proceeds. Proceeds of the Term Loans shall be used by the Borrower to finance leases of In-Use Rental Equipment by the Borrower.

4.10 Term Loan C Fees.

(a) On the Effective Date, the Borrower shall have paid to Agent, for distribution to the Term Loan C Lenders, pro rata in accordance with their respective Term Loan C Percentages, a nonrefundable fee on account of Tranche 1 in the amount of Fifteen Thousand Dollars ($15,000);

(b) On October 12, 2013, the Borrower shall have paid to Agent, for distribution to the Term Loan C Lenders, pro rata in accordance with their respective Term Loan C Percentages, an additional nonrefundable fee on account of Tranche 2 in the amount of Fifteen Thousand Dollars ($15,000);

(c) From the Effective Date to the Term Loan C Maturity Date, the Borrower shall pay to the Agent for distribution to the Term Loan C Lenders pro rata in accordance with their respective Term Loan C Percentages, a nonrefundable Term Loan C Commitment Fee quarterly in arrears commencing November 1, 2012, and on the first day of each February, May, August and November thereafter (in respect of the prior three months or any portion thereof). The Term Loan C Commitment Fee payable to each Term Loan C Lender shall be in an amount equal to one quarter of one percent (0.25%) per annum of the difference between the aggregate principal amount of Term Loan C and the average outstanding principal balance of Term Loan C during the applicable quarter; and

(d) If, at any time from the Effective Date to the Term Loan C Maturity Date, Borrower shall consummate an Initial Public Offering or another Person shall acquire all or substantially all of the assets of Borrower, or of a division or line of business of Borrower, or all or substantially all of the Equity Interests of Borrower, then, on the date of consummation of such Initial Public Offering or acquisition, the Borrower shall pay to Agent, for distribution to the Term Loan C Lenders, pro rata in accordance with their respective Term Loan C Percentages, a nonrefundable fee in an amount equal to one percent (1.00%) of the Term Loan C Commitment.

4.11 Eurodollar-based Rate Amendment. Notwithstanding anything in this Agreement to the contrary, the Lenders shall not make any Eurodollar-based Advances and the Eurodollar-based Rate shall not be an available Applicable Interest Rate with respect to any Term Loan Advance unless and until Agent shall have received a duly executed Eurodollar-based Rate Amendment.

5.	CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. The Borrower shall have executed and delivered to the Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes and/or the Term Notes, as applicable; the Borrower shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. The Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii) the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 5.1(b)(iii) attached hereto, and

(iv) copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c) Collateral Documents and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to the Agent and fully executed by each party thereto:

(i) The Security Agreement, in form and substance acceptable to the Agent, fully executed and delivered by the Credit Parties and dated as of the Effective Date.

(ii) (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c)(ii) which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties dated a date reasonably prior to the Effective Date.

(iii) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Agent in proper form for filing, registration or recordation.

(d) Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

(e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than the Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

(f) Payment of Fees. The Borrower shall have paid to Agent any fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date, including, without limitation, reasonable fees, disbursements and other charges of counsel (for the sake of clarity, including, without limitation, counsel of Square 1 Bank).

(g) Financial Statements. The Borrower shall have delivered to the Lenders and the Agent, in form and substance satisfactory to the Agent audited financial statements of the Borrower for the Fiscal Year ending December 31, 2011 and presented in accordance with GAAP, and the quarterly financial statements prepared by the Borrower through the fiscal quarter ending June 30, 2012 and monthly projections of the Borrower through December 31, 2012 in form acceptable to the Agent.

(h) Appraisals; Audits; Due Diligence. The Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, (a) an audit of all accounts receivable and equipment of the Borrower and its respective Subsidiaries, (b) appraisals of all fixed assets of the Borrower and its respective Subsidiaries, and (c) such other reports or due diligence materials as the Agent and the Majority Lenders may reasonably request.

(i) Governmental and Other Approvals. The Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(j) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since June 30, 2012, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of the Borrower or any other Credit Party.

(k) Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by the Agent to the Borrower) from the Borrower and each Guarantor.

5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrower (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

6.3 Good Title; Leases; Assets; No Liens.

(a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

(b) Schedule 6.3(b) hereof identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(c) The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(d) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of the Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(e) There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

6.4 Taxes. Except as set forth on Schedule 6.4 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

6.5 No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of the Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

6.11 Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

6.12 No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13 ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b) to the best knowledge of the Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) to the best knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.16 Subsidiaries. Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

6.17 Management Agreements. Schedule 6.17 attached hereto is an accurate and complete list of all management and significant employment agreements in effect on or as of the Effective Date to which any Credit Party is a party or is bound.

6.18 Material Contracts. Schedule 6.18 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound.

6.19 Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of the Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

6.21 Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended December 31, 2011, furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) Since June 30, 2012, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Credit Parties, taken as a whole.

(c) To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to the Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.23 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.23 are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

6.24 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to the Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to the Agent in writing.

6.25 Inbound Licenses. Except as disclosed on Schedule 6.25 hereto, the Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts the Borrower from granting a security interest in the Borrower’s interest in such license or agreement or any other property.

6.26 Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 1.3 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 hereto.

6.27 Healthcare Matters. Without limiting the generality of any other representation or warranty made in this Agreement, Borrower hereby represents and warrants that the following statements are true, complete and correct as of the Effective Date, and Borrower hereby covenants and agrees to notify Lenders within three (3) Business Days (but in any event prior to Borrowers submitting any requests for Advances) following the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to Lender the scope and nature of the fact, event or circumstance), and shall provide to Lenders within two (2) Business Days of any Lender’s request, such additional information as any Lender shall request regarding such disclosure:

(a) Borrower and each Subsidiary has provided to Agent copies of all participation agreements required by Agent with HMOs, insurers, Third-Party Payors, and preferred provider organizations with respect to the business operations of Borrower and each Subsidiary. Borrower and each Subsidiary is in compliance in all material respects with contracts with Account Debtors and is entitled to reimbursement under such contracts.

(b) (i) Borrower and each Subsidiary has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by a Third-Party Payor Program, to have been filed or made with respect to the business operations of Borrower or such Subsidiary. There are no claims, actions or appeals pending (and neither Borrower nor any Subsidiary has filed any claims or reports which should result in any such claims, actions or appeals) before any Governmental Authority pertaining to Borrower’s or such Subsidiary’s business operations, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower or such Subsidiary, or any disallowance by any Governmental Authority in connection with any audit of such cost reports; which claims, actions or appeals, individually or in the aggregate, exceeds One Hundred Thousand Dollars ($100,000) or could reasonably be expected to have a Material Adverse Effect;

(i) Borrower and each Subsidiary has obtained all necessary accreditations to operate its business as now conducted, and currently is in compliance with all statutory and regulatory requirements applicable to it, the failure of which would have a Material Adverse Effect;

(ii) Neither Borrower nor any Subsidiary is currently or has in the past been subject to: (1) any state or local governmental investigation, inspection or inquiry related to any license or licensure standards applicable to Borrower or such Subsidiary; (2) any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private payor healthcare fraud and abuse provisions or contractual prohibition of healthcare fraud and abuse; or (3) any federal, state or private payor inquiry, investigation, inspection or audit regarding Borrower or any Subsidiary or their activities, including, without limitation, any federal, state or private payor inquiry or investigation of any Person having “ownership, financial or control interest” in Borrower or any Subsidiary (as that term is defined in 42 C.F.R. § 420.201 et seq.) involving and/or related to healthcare fraud and abuse, false claims under 31 U.S.C. §§ 3729–3731 or any similar contractual prohibition, or any qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(iii) No director, officer, shareholder, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Borrower or any Subsidiary: (1) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a; (2) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b); (3) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347 or 1518, including without limitation any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. § 24b); (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under federal or state law relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offenses described in (1) through (3) above; or (E) criminal offenses under federal or state law relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (4) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§ 3729–3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(iv) Borrower and each Subsidiary is and shall continue to be in compliance with all applicable laws relating to its relationships with physicians;

(v) Borrower and each Subsidiary, and their employees and contractors, in the exercise of their duties on behalf of Borrower or any Subsidiary, is and shall continue to be in compliance with all laws, rules, regulations, orders, decrees and directions of any Governmental Authority (including, without limitation, the Social Security Act, as amended, the rules and regulations promulgated by CMS), and any state laws applicable to the collections on Accounts, any contracts relating thereto or any other Collateral, or otherwise applicable to its business and properties, a violation of which could materially adversely affect its ability to collect on its Accounts or repay the Indebtedness;

(vi) All persons providing professional healthcare services for or on behalf of Borrower or any Subsidiary (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which they hold themselves out as professional health care providers; and

(vii) None of Borrower’s nor any Subsidiary’s state and local licenses, permits, registrations, certifications and other approvals relating to providing healthcare services and other services provided by Borrower or such Subsidiary have been suspended, revoked, limited or denied renewal at any time.

(c) Borrower has (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the assets of Borrower, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Borrower is in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(d) To the extent that and for so long as Borrower or any Subsidiary is a “covered entity” or “business associate” as either such term is defined under the requirements and implementing regulations at 45 Code of Federal Regulations (“C.F.R.”) Parts 160–64 for the Administrative Simplification provisions of Title II, Subtitle F of HIPAA, Borrower and each Subsidiary (i) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of Borrower or such Subsidiary to be HIPAA Compliant; (ii) has developed a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that Borrower and each Subsidiary becomes HIPAA Compliant.

7.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Agent, in form and detail satisfactory to the Agent, with sufficient copies for each Lender, the following documents:

(a) as soon as available, but in any event within one hundred fifty (150) days after the end of each Fiscal Year, a copy of the audited Consolidated and Consolidating financial statements of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and Consolidating statements of income, balance sheets, stockholders equity, and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by BDO USA LLP or by another independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent; and

(b) as soon as available, but in any event within thirty (30) days after the end of each month (including the last month of each fiscal quarter and each Fiscal Year, which, for such months, shall be a Borrower-prepared draft) subject to standard audit adjustments, commencing with the first full month after the Effective Date, the Borrower prepared unaudited Consolidated and Consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(e), and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects, all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (a) and (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to the Agent, with sufficient copies for each Lender, the following documents:

(a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, and 7.1(b) for each month end, a Covenant Compliance Report (or, in the case of the Borrower prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Certificate) duly executed by a Responsible Officer of the Borrower;

(b) Within thirty (30) days after and as of the most recent month-end or more frequently as reasonably requested by the Agent or the Majority Revolving Credit Lenders, a Borrowing Base Certificate executed by a Responsible Officer of the Borrower;

(c) Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(d) Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(e) Within thirty (30) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower as being (i) based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by such Responsible Officer of the Borrower and (ii) approved by the Board of Directors of the Borrower;

(f) Within thirty (30) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders (i) the monthly aging of the accounts receivable and accounts payable of the Credit Parties and (ii) a report of Borrower’s In-Use Revenue Generating Rental Equipment;

(g) Immediately upon Borrower’s receipt thereof, (x) notice of any investigation or audit, or pending or threatened proceedings relating to, any violation by Borrower of any Healthcare Law, including, (i) any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions and (ii) any criminal or civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, CMS or any other Governmental Authority; which investigation, audit, or proceedings, individually or in the aggregate, exceeds One Hundred Thousand Dollars ($100,000) or could reasonably be expected to have a Material Adverse Effect; and (y) notice of any written recommendation from any Governmental Authority or other regulatory body that Borrower should have its licensure, provider or supplier number or accreditation suspended, revoked or limited in any way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare or any other government program regulations suspended, revoked or limited in any way;

(h) Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as the Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Agent may reasonably specify; and

(i) Such additional financial and/or other information as the Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as the Agent may reasonably request; and (e) if requested by the Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Agent, such certificates being in form and substance reasonably acceptable to the Agent.

7.6 Inspection of Property; Books and Records, Discussions. Permit the Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of the Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by the Agent, with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, the Borrower shall not be required to reimburse the Agent for such audits or appraisals more frequently than twice each Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, the Borrower authorizes, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.

7.7 Notices. Promptly give written notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e) (i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which the Agent may consent);

(f) not less than fifteen (15) Business Days (or such other shorter period to which the Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g) any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such information and certifications which the Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Financial Covenants.

(a) Debt Service Coverage Ratio. Borrower and its Subsidiaries shall maintain at all times a Debt Service Coverage Ratio of at least 1.20 to 1.00.

(b) Liquidity Ratio. Borrower shall maintain at all times a Liquidity Ratio of at least 1.50 to 1.00.

(c) Senior Leverage Ratio. Commencing with the date of the first Term Loan C Advance to Borrower, Borrower and its Subsidiaries shall maintain at all times a Senior Leverage Ratio of no more than 2.75 to 1.00.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices.

(a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify the Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.13 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Domestic Subsidiary of the Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by the Agent):

(i) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; and

(ii) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(iii) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by the Borrower or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as the Agent may determine); and

(c) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by the Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), the applicable Credit Party shall deliver to the Agent a copy of the applicable lease agreement and shall execute or cause to be executed, at the Agent’s option, unless otherwise waived by the Agent, a Collateral Access Agreement in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

7.14 Accounts. Borrower shall maintain its primary depository, operating and investment accounts with Comerica Bank. The balance of Borrower’s depository, operating and/or investment accounts shall be maintained with Square 1 Bank, provided that Borrower shall use its best efforts to maintain with Square 1 Bank fifty percent (50%) (and, in any case, shall maintain not less than forty percent (40%), to be measured monthly on a rolling two (2) months basis) of all amounts in Borrower’s accounts.

7.15 Medicare/Medical Accounts. Without limiting the foregoing Section 7.14, Borrower shall cause all Medicare and Medical payments owing to Borrower to be wire transferred or sent via ACH directly to Borrower’s operating account held at Comerica Bank (the “Blocked Account”) to which such payments are, as of the Effective Date, being directed and/or remitted. Comerica Bank hereby disclaims any right or interest (including any security interest or right of off set (or set-off)) in or to such Blocked Account. If at any time, such payments are no longer wire transferred or sent via ACH directly to the Blocked Account, Borrower shall cause all Medicare and/or Medical payments to be mailed or delivered to a post office box designated by Comerica Bank, and Borrower shall enter into a lockbox agreement with Comerica Bank on Comerica Bank’s standard form with respect to such payments. No other amounts shall be directed or remitted, by or for the benefit of Borrower, to the Blocked Account. All items or amounts which are remitted to the Blocked Account shall, on a daily basis, be swept to Borrower’s primary operating account held at Comerica Bank (the “Operating Account”), and Borrower shall cause all payments other than those directed or remitted to the Blocked Account, to be directed or remitted to such Operating Account; provided, however, that prior to an Event of Default, the Borrower may, subject to Section 9.1(m) of this Agreement, revoke the instructions given by Borrower pursuant to the last sentence of this Section 7.15 for any reason by providing written instruction to the relationship manager responsible for Borrower’s accounts (such written instruction, including any amendment or modification, a “Revocation Order”).

7.16 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.11 hereof and the proceeds of the Term Loans as set forth in Section 4.9 hereof. The Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.17 Healthcare Laws; Participation Agreements. Borrower will (i) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts all Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third-Party Payor Programs in which Borrower participates as of the date of this Agreement, and (ii) provide to Lenders upon request, an accurate, complete and current list of all participation agreements with Third-Party Payors with respect to the business of Borrower (collectively, “Participation Agreements”). Borrower will at all times comply with all requirements, contracts, conditions and stipulations applicable to Borrower in order to maintain in good standing and without default or limitation all such Participation Agreements.

7.18 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material license or agreement (in which the aggregate value is at least Two Hundred Fifty Thousand Dollars ($250,000)), the Borrower shall provide written notice to Agent of the material terms of such license or agreement with a description of its likely impact on the Borrower’s business or financial condition.

7.19 Post-Closing Conditions. On or before November 12, 2012 (or such later date as may be approved by Agent), deliver or cause to be delivered to Agent (a) a true, complete and accurate copy of a fully executed lease agreement and (b) a fully executed Collateral Access Agreement, with respect to the real property leased by the Borrower located at Cardinal Park I, 1125 E. Collins Boulevard, Suite 200, Richardson, Texas 75081.

7.20 Further Assurances and Information.

(a) Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as the Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Agent, and prepared at the expense of the Borrower.

(b) Execute and deliver or cause to be executed and delivered to the Agent within a reasonable time following the Agent’s request, and at the expense of the Borrower, such other documents or instruments as the Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c) Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.

8.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness of any Credit Party to the Agent and the Lenders under this Agreement and/or the other Loan Documents;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(c) any Debt of the Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $250,000, and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;

(d) Subordinated Debt;

(e) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof; and

(h) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $100,000 at any one time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c) Liens created pursuant to the Loan Documents; and

(d) other Liens, existing on the Effective Date, set forth on Schedule 8.2 (excluding Liens to be satisfied with the proceeds of the Advances) and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of the Borrower or any Subsidiary of the Borrower (except for those Liens for the benefit of the Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a) Inventory leased or sold in the ordinary course of business;

(b) obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business, in each case not financed with proceeds of Term Loan Advances;

(c) Permitted Acquisitions;

(d) mergers or consolidations of any Subsidiary of the Borrower with or into the Borrower or any Guarantor so long as the Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e) any Subsidiary of the Borrower may liquidate or dissolve into the Borrower or a Guarantor if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to the Borrower or a Guarantor, provided that the Borrower or Guarantor takes such actions as the Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $250,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business for the purpose of conducting Borrower’s day-to-day operations, so long as such transfer would not be prohibited by any other provision of this Agreement; and

(i) dispositions of owned or leased vehicles in the ordinary course of business.

The Lenders hereby consent and agree to the release by the Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) each Credit Party may pay cash Distributions to the Borrower;

(b) each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(c) Borrower may repurchase stock from former employees, consultants or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

8.6 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.6 hereof;

(c) sales on open account in the ordinary course of business;

(d) intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or the Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by the Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed $250,000; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(e) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

(g) Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;

(h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $100,000 at any one time outstanding;

(i) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any Fiscal Year; and

(j) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $100,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.6 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.7 Transactions with Affiliates. Except as set forth in Schedule 8.7, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrower or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.

8.8 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be, provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a violation of this Section 8.8 so long as such transaction is consummated within sixty (60) days following the acquisition of such assets.

8.9 Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting the Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 9.2(b) hereunder.

8.10 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt except to the extent permitted under the applicable Subordinated Debt Documents and Subordination Agreements.

8.11 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.

8.12 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.13 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.

8.14 Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than December 31.

9.	DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and any of the Term Loans or (ii) any Reimbursement Obligation or (iii) any Fees;

(b) non-payment of any other amounts due and owing by the Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above;

(c) default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of ten (10) consecutive days;

(e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of the Borrower which is not a Guarantor or the Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within thirty (30) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within thirty (30) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within thirty (30) days;

(j) a Change of Control;

(k) the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or such subordination provisions shall fail to be enforceable by the Agent and the Lenders in accordance with the terms thereof, or the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions;

(l) any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document;

(m) the issuance by the Borrower of a Revocation Order; or

(n) the occurrence of any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect, as determined by the Majority Lenders.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and the Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify the Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.7 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus five percent (5%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of the Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by the Borrower of Certain Laws. To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.9 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or the Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrower), setoff and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the Agent and the Borrower of the occurrence thereof. The Borrower hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrower under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10.	PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to the Agent at the Agent’s office located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Term Loan A Lenders in the case of payments in respect of Term Loan A, for the ratable benefit of the Term Loan B Lenders in case of payments in respect of Term Loan B and for the ratable benefit of the Term Loan C Lenders in case of payments in respect of Term Loan C. Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the Agent shall have been notified in writing by the Borrower at least two (2) Business Days prior to the date on which any payment to be made by the Borrower is due that the Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by the Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.7) with Section 13.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any Excluded Taxes), unless the Borrower is compelled by law to make payment subject to such tax. In such event, the Borrower shall:

(i) pay to the Agent for the Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrower of any such taxes payable by the Borrower.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1(d)) thereon.

The Borrower shall be reimbursed by the applicable Lender for any payment made by the Borrower under this Section 10.1(d) if the applicable Lender is not in compliance with its obligations under Section 13.12 at the time of the Borrower’s payment.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Commitments, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and Term Loan A, Term Loan B and Term Loan C, on a pro rata basis, next to any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, Term Loan A, Term Loan B, Term Loan C, and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrower or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.9.

(c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to the Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by the Borrower of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein. Furthermore, the rights and remedies of the Borrower, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrower waive no rights or remedies against any Defaulting Lender.

(d) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by the Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non-Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reimbursement of Prepayment Costs. If (i) the Borrower makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) the Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) the Borrower fails to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by the Borrower to the Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the Borrower shall reimburse the Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the Borrower to the Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by the Agent and Lenders, as the case may be) which would have accrued to the Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Borrower, the Agent and Lenders shall deliver to the Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2 Eurodollar Lending Office. For any Eurodollar Advance, if the Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the Agent or such Lender, the Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3 Circumstances Affecting LIBOR Rate Availability. If the Agent or the Majority Lenders (after consultation with the Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of the Borrower to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting LIBOR Rate Availability. If any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to the Borrower and to the Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of the Borrower to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate.

11.5 Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law shall:

(a) subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance (except for any withholding taxes which are covered by Section 10.1(d) hereof) or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in any Excluded Taxes); or

(b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within ten (10)

Business Days after such notice, the Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrower to incur additional liability under Section 11.1 hereof, provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of the Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

11.6 Capital Adequacy and Other Increased Costs. If any Change in Law affects or would affect the amount of capital required to be maintained by such Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of such capital is increased by, or based upon the existence of such Lender’s or the Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or the Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Agent to be material (collectively, “Increased Costs”), then the Agent or such Lender shall notify the Borrower, and thereafter the Borrower shall pay to such Lender or the Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Agent reasonably determines to be allocable to the existence of such Lender’s or the Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, shall be submitted by such Lender or by the Agent to the Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusively presumed to be correct, absent manifest error.

11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrower.

12.	AGENT.

12.1 Appointment of the Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2 Deposit Account with the Agent or any Lender. The Borrower authorizes the Agent and each Lender, in the Agent’s or such Lender’s sole discretion, upon notice to the Borrower to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of the Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrower and each of the Lenders. If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of the Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this

Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of the Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower, but without limiting any obligation of the Borrower to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrower, but without limiting the obligation of the Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrower hereunder.

12.9 The Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in Section 13.9(d) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Commitments and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.9; (2) to subordinate the Lien granted to or held by the Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than the Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 The Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13 The Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 No Reliance on the Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13.	MISCELLANEOUS.

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

13.2 Choice of Law and Venue.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.2.

13.3 Interest. In the event the obligation of the Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.4 Closing Costs and Other Costs; Indemnification.

(a) The Borrower shall pay or reimburse (i) the Agent and each of the Lenders and their respective Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Agent and each of the Lenders and their respective Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby (less, in the case of the Agent, any good faith deposit received by Agent from the Borrower prior to the Effective Date), or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrower, and (ii) the Agent and its Affiliates and each of the Lenders and their respective Affiliates, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by the Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against the Borrower or any other Credit Party, or otherwise incurred by the Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Agent, its Affiliates, or any Lender which would not have been asserted were it not for the Agent’s or such Affiliate’s or Lender’s relationship with the Borrower hereunder or otherwise, shall also be paid by the Borrower. All of said amounts required to be paid by the Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Agent, at the Base Rate, plus three percent (3%).

(b) The Borrower agrees to indemnify and hold the Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by the Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.4(b).

(c) The Borrower agrees to defend, indemnify and hold harmless the Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by the Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 13.4(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of the Borrower under this Section 13.4(c) shall be in addition to any and all other obligations and liabilities the Borrower may have to the Agent or any of the Lenders at common law or pursuant to any other agreement.

13.5 Notices.

(a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.5 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.5 or posted to an E-System set up by or at the direction of the Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.

(b) Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.6 Further Action. The Borrower, from time to time, upon written request of the Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.7 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by the Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i) each such assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans be less than $5,000,000; and

(ii) the parties to any assignment shall execute and deliver to the Agent an Assignment Agreement substantially (as determined by the Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to the Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms and is recorded in the Register maintained by the Agent under clause (g) of this Section 13.7, and the Agent has confirmed that the assignment satisfies the requirements of this Section 13.7, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.7, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, the Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents to any Person (other than a natural person or to the Borrower or any of the Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 13.9(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, the Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender; and

(iv) each participant shall provide the relevant tax form required under Section 13.12.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(g) The Borrower hereby designates the Agent, and Agent agrees to serve, as the Borrower’s non-fiduciary agent solely for purposes of this Section 13.7(g) and to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.

(h) The Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.10 hereof or shall otherwise agree to be bound by the terms thereof.

(i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.8 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.9 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority

Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b) Notwithstanding anything to the contrary herein,

(i) no amendment, waiver or consent shall increase the stated amount of any Lender’s commitment hereunder without such Lender’s consent;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(A)	reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(B)	postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(C)	change any of the provisions of this Section 13.9 or the definitions of “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan A Lenders”, “Majority Term Loan B Lenders,” “Majority Term Loan C Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders, and,

(D)	any modifications to the definitions of “Borrowing Base,” “Eligible Accounts” and “Eligible Foreign Accounts”;

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(A) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither the Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of the Agent and the Lenders, provided however that the Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),

(B) increase the maximum duration of Interest Periods permitted hereunder; or

(C) modify Sections 10.2 or 10.3 hereof;

(iv) any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (C) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;

(v) any amendment, waiver or consent that will affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Issuing Lender; and

(vi) any amendment, waiver, or consent that will affect the rights or duties of the Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Agent.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of the Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

(d) The Agent shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Commitments and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.9; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than the Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(e) Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

13.10 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors, counsel or representatives) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.7(f) hereof.

13.11 Substitution or Removal of Lenders.

(a) With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (iii) that has become a Defaulting Lender or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrower may, at the Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation that due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.7 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loans of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.11, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.7.

(b) If any Lender is an Affected Lender of the type described in Section 13.11(a)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), the Borrower may, with the prior written consent of the Agent, and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any Commitments by an amount equal to the Non-Compliant Lender’s Percentage of the Commitment of such Non-Compliant Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation due to the Non-Compliant Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Borrower shall deliver to the Agent, for the benefit of the Issuing Lender and/or Swing Line Lender, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.

(c) If any Lender is a Non-Compliant Lender, the Borrower may, notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to repay all amounts owing to such a Non-Compliant Lender in connection with the Term Loans, so long as (i) no Default or Event of Default exists at the time of such repayment and (ii) after giving effect to any reduction in the Revolving Credit Aggregate Commitment, payments on the Revolving Credit under clause (b) above and payments on the Term Loans under this clause (c), the Borrower shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least Two Hundred Fifty Thousand Dollars ($250,000) (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations).

13.12 Withholding Taxes.

(a) Each Lender that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each, a “Non-U.S. Lender”) that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Lender becomes a Non-U.S. Lender hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrower), (y) after the occurrence of any event requiring a change in the most recent form of certification previously delivered by it pursuant to this clause (a) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrower) and (z) from time to time if reasonably requested by the Borrower or Agent, provide Agent and the Borrower with such properly completed and executed documentation prescribed by applicable law as will permit payments to such Lender to be made without withholding, or at a reduced rate of withholding, as the case may be. Without limiting the generality of the foregoing, each Non-U.S. Lender shall deliver originals of the following (in such number as shall be reasonably requested by the recipient), as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Internal Revenue Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate that such Non-U.S. Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Non-U.S. Lender to such exemption from United States withholding tax or such reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents, all as reasonably requested by the Borrower or the Agent. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Agent may (and shall, if directed to do so by the Borrower) withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(b) Each Lender that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code (each a “U.S. Lender”) shall (A) on or prior to the date such Lender becomes a “U.S. Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by Borrower), (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (b) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrower) and (D) from time to time if requested by the Borrower or Agent, provide Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(c) If a payment made to a Non-U.S. Lender would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender shall deliver to the Agent and the Borrower any documentation under any requirement of law or reasonably requested by any Agent or the Borrower sufficient for the Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

(d) Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the Borrower with respect thereto.

13.13 Taxes and Fees. Should any stamp, documentary or other tax (other than any tax resulting from a Lender’s failure to comply with Section 13.12 or any Excluded Taxes), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrower agrees to pay the same, together with any interest or penalties thereon arising from the Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that the Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax, fees or other charges. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.

13.14 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, BORROWER, LENDERS AND AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS, LENDERS AND AGENT REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.15 Judicial Reference.

(a) In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Agreement, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c) The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO, THIS AGREEMENT OR THE LOAN DOCUMENTS.

13.16 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.18 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.22 Electronic Transmissions.

(a) Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.5 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates, nor the Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates, or the Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrower and its Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.23 Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrower set forth in Section 13.4 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.25 Amendment and Restatement. On the Effective Date, the Prior Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (i) this Agreement, the Notes, and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Prior Credit Agreement) under the Prior Credit Agreement as in effect prior to the Effective Date; (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens as granted under the Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Indebtedness (as defined in this Agreement) and are hereby fully ratified and affirmed; and (iv) upon the effectiveness of this Agreement all Existing Advances will be part of the Advances hereunder on the terms and conditions set forth in this Agreement. Without limitation of the foregoing, Borrower hereby fully and unconditionally ratifies and affirms all Loan Documents and agrees that all collateral granted thereunder shall from and after the date hereof secure all Indebtedness hereunder.

(b) Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of Borrower contained in the Prior Credit Agreement, Borrower acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Prior Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that Borrower’s monetary obligations under the Prior Credit Agreement in respect of the advances and letters of credit thereunder are evidenced by this Agreement as provided herein. All indemnification obligations of the Borrower pursuant to the Prior Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Prior Credit Agreement pursuant to this Agreement.

(c) On and after the Effective Date, (i) each reference in the Loan Documents to the “Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “Note” shall mean and be a Note as defined in this Agreement.

(d) On the Effective Date, each Lender shall have (i) Percentages equal to the applicable percentages set forth in Schedule 1.2 hereto, (ii) Advances of the Revolving Credit (and participation in Swing Line Advances in its Percentage of all such Advances (and Swing Line Advances) outstanding on the Effective Date, (iii) the Term Loan A in an amount equal to its Percentage of the Equipment Line of Credit (as defined in the Prior Credit

Agreement), and (iv) the Term Loan B in an amount equal to its Percentage of the Term Loan (as defined in the Prior Credit Agreement) on the Effective Date. To facilitate the foregoing, each Lender which as a result of the adjustments of Percentages evidenced by Schedule 1.2 hereto is to have a greater principal amount of Advances of the Revolving Credit or Term Loans outstanding than such Lender had outstanding under Revolving Credit or Term Loans under the Prior Credit Agreement immediately prior to the Effective Date, shall deliver to the Agent immediately available funds to cover such Advances (and the Agent shall, to the extent of the funds so received, disburse funds to each Lender which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Advances outstanding than such Lender had under the Prior Credit Agreement). The Lenders agree that all interest and fees accrued under the Prior Credit Agreement shall constitute the property of the Lenders which were parties to the Prior Credit Agreement and shall be distributed (to the extent received from the Borrower) to such Lenders on the basis of the Percentages in effect under the Prior Credit Agreement. Furthermore, it is acknowledged and agreed that all fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Agent among the Lenders.

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent

By:	/s/ Evan Huckabay

Its:	Vice President

INOGEN, INC.

By:	/s/ Alison Bauerlein

Its:	CFO

COMERICA BANK,
as a Lender, as Issuing Lender and as Swing Line Lender

By:	/s/ Evan Huckabay

Its:	Vice President

SQUARE 1 BANK,
as a Lender

By:	/s/ Ben Pattison

Its:	AVP – Venture Banking

EXHIBIT A

FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No.	Dated: , 20

TO:	Comerica Bank (“Agent”)

RE:	Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(A)	Date of Advance:

(B)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s).

(C)	Type of Advance (check only one):

☐	Base Rate Advance

☐	Eurodollar-based Advance

(D)	Amount of Advance:

$

(E)	Interest Period (applicable to Eurodollar-based Advances)

         months

(F)	Disbursement Instructions

☐	Comerica Bank Account No.

☐	Other:

Borrower certifies to the matters specified in Section 2.3(f) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

INOGEN, INC.

By:

Its:

Agent Approval:

2

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$	, 20

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Inogen, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”) at Detroit, Michigan, care of Agent, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($        ), as may from time to time have been advanced by Payee and then be outstanding hereunder pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower. Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Payee from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.

This Note is a note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

*        *        *

[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

Nothing herein shall limit any right granted Payee by any other instrument or by law.

INOGEN, INC.

By:

Its:

2

EXHIBIT C

FORM OF SWING LINE NOTE

$	, 20

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Inogen, Inc. (“Borrower”) promises to pay to the order of Comerica Bank (“Swing Line Lender”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($        ), as may from time to time have been advanced to Borrower by the Swing Line Lender and then be outstanding hereunder pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower, together with interest thereon as hereinafter set forth.

Each of the Swing Line Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Swing Line Advance made by the Swing Line Lender from the date of such Swing Line Advance until paid at the rates and at the times set forth in the Credit Agreement.

This Note is a Swing Line Note under which Swing Line Advances (including refundings and conversions), repayments and readvances may be made from time to time by the Swing Line Lender, but only in accordance with the terms and conditions of the Credit Agreement (including any applicable sublimits). This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

*        *        *

[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

Nothing herein shall limit any right granted Swing Line Lender by any other instrument or by law.

INOGEN, INC.

By:

Its:

2

EXHIBIT D

FORM OF REQUEST FOR SWING LINE ADVANCE

No.	Dated:

TO:	Comerica Bank (“Swing Line Lender”)

RE:	Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from the Swing Line Lender, as described herein:

(A)	Date of Advance:

(B)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s).

(C)	Type of Advance (check only one):

☐	Base Rate Advance

☐	Quoted Rate Advance

(D)	Amount of Advance:

$

(E)	Interest Period (applicable to Quoted Rate Advances)

         days

(F)	Disbursement Instructions

☐	Comerica Bank Account No.

☐	Other:

Borrower certifies to the matters specified in Section 2.5(c)(vi) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

INOGEN, INC.

By:

Its:

2

EXHIBIT E

FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

TO:	Lenders

RE:	Issuance of Letter of Credit pursuant to Article 3 of the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

On             , 20    ,1 Issuing Lender , in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number             , in favor of             1 for the account of Borrower. The face amount of such Letter of Credit is $            . The amount of each Lender’s participation in such Letter of Credit is as follows:2

[Lender]	$

[Lender]	$

[Lender]	$

[Lender]	$

This notification is delivered this             day of             , 20    , pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

Signed:

COMERICA BANK, as Agent

By:

Its:

[1]	Beneficiary
[2]	Amounts based on Percentages

[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

EXHIBIT F

FORM OF SECURITY AGREEMENT

Attached.

Execution Copy

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”) dated as of October 12, 2012, is entered into by and among the Borrower (as defined below), such other entities which from time to time become parties hereto (collectively, including the Borrower, the “Debtors” and each, individually, a “Debtor”) and Comerica Bank (“Comerica”), as administrative agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”). The addresses for the Debtors and the Agent, as of the date hereof, are set forth on the signature pages attached hereto.

R E C I T A L S:

A. Inogen, Inc. (the “Borrower”) has entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time the “Credit Agreement”) with each of the financial institutions from time to time signatory thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrower, as provided therein.

B. Pursuant to the Credit Agreement, the Lenders have required that each of the Debtors grant (or cause to be granted) certain Liens to the Agent, for the benefit of the Lenders, all to secure the obligations of the Borrower or any Debtor under the Credit Agreement or any related Loan Document (including any Guaranty).

C. The Debtors have directly and indirectly benefited and will directly and indirectly benefit from the transactions evidenced by and contemplated in the Credit Agreement and the other Loan Documents.

D. The Agent is acting as Agent for the Lenders pursuant to the terms and conditions of Section 12 of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions. As used in this Agreement, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. References to “Sections,” “subsections,” “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction which may be applicable to the grant and perfection of the Liens held by the Agent for the benefit of the Lenders pursuant to this Agreement.

The following terms have the meanings indicated below, all such definitions to be equally applicable to the singular and plural forms of the terms defined:

“Account” means any “account,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all rights of such Debtor to payment for goods sold or leased or services rendered, whether or not earned by performance, (b) all accounts receivable of such Debtor, (c) all rights of such Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by such Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the foregoing, and (f) all rights of such Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale.

“Chattel Paper” means any “chattel paper,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and shall include both electronic Chattel Paper and tangible Chattel Paper.

“Collateral” has the meaning specified in Section 2.1 of this Agreement.

“Collateral Compliance Report” shall mean a report in the form attached hereto as Exhibit C.

“Computer Records” means any computer records now owned or hereafter acquired by any Debtor.

“Copyright Collateral” shall mean all Copyrights and Copyright Licenses of the Debtors.

“Copyright Licenses” shall mean all license agreements with any other Person in connection with any of the Copyrights or such other Person’s copyrights, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 hereto and made a part hereof, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.

“Copyrights” shall mean all copyrights and mask works, whether or not registered, and all applications for registration of all copyrights and mask works, including, but not limited to all copyrights and mask works, and all applications for registration of all copyrights and mask works identified on Schedule 1.1 attached hereto and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof); and (c) all rights corresponding thereto and all modifications, adaptations, translations, enhancements and derivative works, renewals thereof, and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto.

“Deposit Account” shall mean a demand, time, savings, passbook, or similar account maintained with a bank. The term does not include investment property, investment accounts or accounts evidenced by an instrument.

“Document” means any “document,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by a Debtor.

“Equipment” means any “equipment,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, all machinery, equipment, furniture, trade fixtures, tractors, trailers, rolling stock, vessels, aircraft and Vehicles

2

now owned or hereafter acquired by such Debtor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“General Intangibles” means any “general intangibles,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all of such Debtor’s Intellectual Property Collateral; (b) all of such Debtor’s books, records, data, plans, manuals, computer software, computer tapes, computer disks, computer programs, source codes, object codes and all rights of such Debtor to retrieve data and other information from third parties; (c) all of such Debtor’s contract rights, commercial tort claims, partnership interests, membership interests, joint venture interests, securities, deposit accounts, investment accounts and certificates of deposit; (d) all rights of such Debtor to payment under chattel paper, documents, instruments and similar agreements; (e) letters of credit, letters of credit rights supporting obligations and rights to payment for money or funds advanced or sold of such Debtor; (f) all tax refunds and tax refund claims of such Debtor; (g) all choses in action and causes of action of such Debtor (whether arising in contract, tort or otherwise and whether or not currently in litigation) and all judgments in favor of such Debtor; (h) all rights and claims of such Debtor under warranties and indemnities, (i) all health care receivables; and (j) all rights of such Debtor under any insurance, surety or similar contract or arrangement.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Instrument” shall mean any “instrument,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, and, in any event, shall include all promissory notes (including without limitation, any Intercompany Notes held by such Debtor), drafts, bills of exchange and trade acceptances, whether now owned or hereafter acquired.

“Insurance Proceeds” shall have the meaning set forth in Section 4.4 of this Agreement.

“Intellectual Property Collateral” shall mean Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, registrations, goodwill, franchises, permits, proprietary information, customer lists, designs, inventions and all other intellectual property and proprietary rights, including without limitation those described on Schedule 1.1 attached hereto and incorporated herein by reference.

“Inventory” means any “inventory,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all goods and other personal property of such Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, supplies and materials of such Debtor; (c) all wrapping, packaging, advertising and shipping materials of such Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by such Debtor; and (e) all Documents evidencing any of the foregoing.

“Investment Property” means any “investment property” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and in any event, shall include without limitation all shares of stock and other equity, partnership or membership interests constituting securities, of

3

the Domestic Subsidiaries of such Debtor from time to time owned or acquired by such Debtor in any manner (including, without limitation, the Pledged Shares), and the certificates and all dividends, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such shares, but excluding any shares of stock or other equity, partnership or membership interests in any Foreign Subsidiaries of such Debtor.

“Patent Collateral” shall mean all Patents and Patent Licenses of the Debtors.

“Patent Licenses” shall mean all license agreements with any other Person in connection with any of the Patents or such other Person’s patents, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 hereto and made a part hereof, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.

“Patents” shall mean all letters patent, patent applications and patentable inventions, including, without limitation, all patents and patent applications identified on Schedule 1.1 attached hereto and made a part hereof, and including without limitation, (a) all inventions and improvements described and claimed therein, and patentable inventions, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights corresponding thereto and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto.

“Permitted Liens” means Liens permitted under Section 8.2 of the Credit Agreement

“Pledged Shares” means the shares of capital stock or other equity, partnership or membership interests described on Schedule 1.2 attached hereto and incorporated herein by reference, and all other shares of capital stock or other equity, partnership or membership interests (other than in an entity which is a Foreign Subsidiary) acquired by any Debtor after the date hereof.

“Proceeds” means any “proceeds,” as such term is defined in Article or Chapter 9 of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to a Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting, or purporting to act, for or on behalf of any Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Records” are defined in Section 3.2 of this Agreement.

“Software” means all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded.

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“Trademark Collateral” shall mean all Trademarks and Trademark Licenses of the Debtors.

“Trademark Licenses” shall mean all license agreements with any other Person in connection with any of the Trademarks or such other Person’s names or trademarks, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 hereto and made a part hereof, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, and to sell and advertise for sale, all inventory now or hereafter covered by such licenses.

“Trademarks” shall mean all trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations, and any renewals thereof, including, without limitation, each registration and application identified on Schedule 1.1 attached hereto and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof) and (c) all rights corresponding thereto and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin.

“UCC” means the Uniform Commercial Code as in effect in the State of California; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

ARTICLE 2

Security Interest

Section 2.1 Grant of Security Interest. As collateral security for the prompt payment and performance in full when due of the Indebtedness (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges, assigns, transfers and conveys to the Agent as collateral, and grants the Agent a continuing Lien on and security interest in, all of such Debtor’s right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all General Intangibles;

(d)	all Equipment;

(e)	all Inventory;

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(f)	all Documents;

(g)	all Instruments;

(h)	all Deposit Accounts and any other cash collateral, deposit or investment accounts, including all cash collateral, deposit or investment accounts established or maintained pursuant to the terms of this Agreement or the other Loan Documents;

(i)	all Computer Records and Software, whether relating to the foregoing Collateral or otherwise, but in the case of such Software, subject to the rights of any non-affiliated licensee of software;

(j)	all Investment Property; and

(k)	the Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (j) and all Liens, security, rights, remedies and claims of such Debtor with respect thereto (provided that the grant of a security interest in Proceeds set forth is in this subsection (k) shall not be deemed to give the applicable Debtor any right to dispose of any of the Collateral, except as may otherwise be permitted pursuant to the terms of the Credit Agreement);

provided, however, that “Collateral” shall not include (a) the Blocked Account or (b) rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a Lien over the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”), provided that (A) the Proceeds of any Restricted Asset shall continue to be deemed to be “Collateral”, and (B) this provision shall not limit the grant of any Lien on or assignment of any Restricted Asset to the extent that the UCC or any other applicable law provides that such grant of Lien or assignment is effective irrespective of any prohibitions to such grant provided in any Restricted Asset (or the underlying documents related thereto). Concurrently with any such Restricted Asset being entered into or arising after the date hereof, the applicable Debtor shall be obligated to obtain any waiver or consent (in form and substance acceptable to the Agent) necessary to allow such Restricted Asset to constitute Collateral hereunder if the failure of such Debtor to have such Restricted Asset would have a Material Adverse Effect.

Section 2.2 Debtors Remain Liable. Notwithstanding anything to the contrary contained herein, (a) the Debtors shall remain liable under the contracts, agreements, documents and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any Lender of any of their respective rights or remedies hereunder shall not release the Debtors from any of their duties or obligations under the contracts, agreements, documents and instruments included in the Collateral, and (c) neither the Agent nor any of the Lenders shall have any indebtedness, liability or obligation (by assumption or otherwise) under any of the contracts, agreements, documents and instruments included in the Collateral by reason of this Agreement, and none of them shall be obligated to perform any of the obligations or duties of the Debtors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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ARTICLE 3

Representations and Warranties

To induce the Agent to enter into this Agreement and the Agent and the Lenders to enter into the Credit Agreement, each Debtor represents and warrants to the Agent and to each Lender as follows, each such representation and warranty being a continuing representation and warranty, surviving until termination of this Agreement in accordance with the provisions of Section 7.12 of this Agreement:

Section 3.1 Title. Such Debtor is, and with respect to Collateral acquired after the date hereof such Debtor will be, the legal and beneficial owner of the Collateral free and clear of any Lien or other encumbrance, except for the Permitted Liens, provided that, other than the Lien established under this Agreement, no Lien on any Pledged Shares shall constitute a Permitted Lien.

Section 3.2 Change in Form or Jurisdiction; Successor by Merger; Location of Books and Records. As of the date hereof, each Debtor (a) is duly organized and validly existing as a corporation (or other business organization) under the laws of its jurisdiction of organization; (b) is formed in the jurisdiction of organization and has the registration number and tax identification number set forth on Schedule 3.2 attached hereto; (c) has not changed its respective corporate form or its jurisdiction of organization at any time during the five years immediately prior to the date hereof, except as set forth on such Schedule 3.2; (d) except as set forth on such Schedule 3.2 attached hereto, no Debtor has, at any time during the five years immediately prior to the date hereof, become the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise of any other Person, and (e) keeps true and accurate books and records regarding the Collateral (the “Records”) in the office indicated on such Schedule 3.2.

Section 3.3 Representations and Warranties Regarding Certain Types of Collateral.

(a)	Location of Inventory and Equipment. As of the date hereof, (i) all Inventory (except Inventory in transit) and Equipment (except trailers, rolling stock, vessels, aircraft and Vehicles) of each Debtor are located at the places specified on Schedule 3.3(a) attached hereto, (ii) the name and address of the landlord leasing any location to any Debtor is identified on such Schedule 3.3(a), and (iii) the name of and address of each bailee or warehouseman which holds any Collateral and the location of such Collateral is identified on such Schedule 3.3(a).

(b)	Account Information. As of the date hereof, all Deposit Accounts, cash collateral accounts or investment accounts of each Debtor (except for those Deposit Accounts located with the Agent) are located at Square 1 Bank. Schedule 3.3(b) attached hereto sets forth, with respect to each such account, the type of account and the account number.

(c)	Documents. As of the date hereof, except as set forth on Schedule 3.3(c), none of the Inventory or Equipment of such Debtor (other than trailers, rolling stock, vessels, aircraft and Vehicles) is evidenced by a Document (including, without limitation, a negotiable document of title).

(d)	Intellectual Property. Set forth on Schedule 1.1 (the same may be amended from time to time) is a true and correct list of the registered Patents, Patent Licenses, registered Trademarks, Trademark Licenses, registered Copyrights and Copyright Licenses owned by the Debtors (including, in the case of the Patents, Trademarks and Copyrights, the applicable name, date of registration (or of application if registration not completed) and application or registration number).

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Section 3.4 Pledged Shares.

(a)	Duly Authorized and Validly Issued. The Pledged Shares that are shares of a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and the Pledged Shares that are membership interests or partnership units (if any) have been validly granted, under the laws of the jurisdiction of organization of the issuers thereof, and, to the extent applicable, are fully paid and nonassessable. No such membership or partnership interests constitute “securities” within the meaning of Article 8 of the UCC, and each Debtor covenants and agrees not to allow any such membership or partnership interest to become “securities” for purposes of Article 8 of the UCC.

(b)	Valid Title; No Liens; No Restrictions. Each Debtor is the legal and beneficial owner of the Pledged Shares, free and clear of any Lien (other than the Liens created by this Agreement), and such Debtor has not sold, granted any option with respect to, assigned, transferred or otherwise disposed of any of its rights or interest in or to the Pledged Shares. None of the Pledged Shares are subject to any contractual or other restrictions upon the pledge or other transfer of such Pledged Shares, other than those imposed by securities laws generally. No issuer of Pledged Shares is party to any agreement granting “control” (as defined in Section 8-106 of the UCC) of such Debtor’s Pledged Shares to any third party. All such Pledged Shares are held by each Debtor directly and not through any securities intermediary.

(c)	Description of Pledged Shares; Ownership. The Pledged Shares constitute the percentage of the issued and outstanding shares of stock, partnership units or membership interests of the issuers thereof indicated on Schedule 1.2 (as the same may be amended from time to time) and such Schedule contains a description of all shares of capital stock, membership interests and other equity interests of or in any Subsidiaries owned by such Debtor.

Section 3.5 Intellectual Property.

(a)	Filings and Recordation. Each Debtor has made all necessary filings and recordations to protect and maintain its interest in the Trademarks, Patents and Copyrights set forth on Schedule 1.1 (as the same may be amended from time to time), including, without limitation, all necessary filings and recordings, and payments of all maintenance fees, in the United States Patent and Trademark Office and United States Copyright Office to the extent such Trademarks, Patents and Copyrights are material to such Debtor’s business. Also set forth on Schedule 1.1 (as the same may be amended from time to time) is a complete and accurate list of all of the material Trademark Licenses, Patent Licenses and Copyright Licenses owned by the Debtors as of the date hereof.

(b)

Trademarks and Trademark Licenses Valid. (i) Each Trademark of the Debtors set forth on Schedule 1.1 (as the same may be amended from time to time) is subsisting and has not been adjudged invalid, unregisterable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, registrable and enforceable, (ii) each of the Trademark Licenses set forth on Schedule 1.1 (as the same may be amended from time to time) is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and

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enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any material item of Trademark Collateral of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with such Collateral.

(c)	Patents and Patent Licenses Valid. (i) Each Patent of the Debtors set forth on Schedule 1.1 (as the same may be amended from time to time) is subsisting and has not been adjudged invalid, unpatentable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, patentable and enforceable except as otherwise set forth on Schedule 1.1 (as the same may be amended from time to time), (ii) each of the Patent Licenses set forth on Schedule 1.1 (as the same may be amended from time to time) is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Patent Collateral material to any Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.

(d)	Copyright and Copyright Licenses Valid. (i) Each Copyright of the Debtors set forth on Schedule 1.1 (as the same may be amended from time to time) is subsisting and has not been adjudged invalid, uncopyrightable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, copyrightable and enforceable, (ii) each of the Copyright Licenses set forth on Schedule 1.1 (as the same may be amended from time to time) is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Copyright Collateral material to any Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.

(e)	No Assignment. The Debtors have not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Intellectual Property Collateral, except with respect to non-exclusive licenses granted in the ordinary course of business or as permitted by this Agreement or the Loan Documents. No Debtor has granted any license, shop right, release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Intellectual Property Collateral, except as set forth on Schedule 1.1 or as otherwise disclosed to the Agent in writing.

(f)	Products Marked. Each Debtor has marked its products with the trademark registration symbol, copyright notices, the numbers of all appropriate patents, the common law trademark symbol or the designation “patent pending,” as the case may be, to the extent that such Debtor, in good faith, believes is reasonably and commercially practicable.

(g)	Other Rights. Except for the Trademark Licenses, Patent Licenses and Copyright Licenses listed on Schedule 1.1 hereto under which a Debtor is a licensee, no Debtor has knowledge of the existence of any right or any claim (other than as provided by this Agreement) that is likely to be made under or against any item of Intellectual Property Collateral contained on Schedule 1.1 to the extent such claim could reasonably be expected to have a Material Adverse Effect.

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(h)	No Claims. Except as set forth on Schedule 1.1 or as otherwise disclosed to the Agent in writing, no claim has been made and is continuing or, to any Debtor’s knowledge, threatened that the use by any Debtor of any item of Intellectual Property Collateral is invalid or unenforceable or that the use by any Debtor of any Intellectual Property Collateral does or may violate the rights of any Person. To the Debtors’ knowledge, there is no infringement or unauthorized use of any item of Intellectual Property Collateral contained on Schedule 1.1 or as otherwise disclosed to the Agent in writing.

(i)	No Consent. No consent of any party (other than such Debtor) to any Patent License, Copyright License or Trademark License constituting Intellectual Property Collateral is required, or purports to be required, to be obtained by or on behalf of such Debtor in connection with the execution, delivery and performance of this Agreement that has not been obtained. Each Patent License, Copyright License and Trademark License constituting Intellectual Property Collateral is in full force and effect and constitutes a valid and legally enforceable obligation of the applicable Debtor and (to the knowledge of the Debtors) each other party thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Patent Licenses, Copyright Licenses or Trademark Licenses by any party thereto other than those which have been duly obtained, made or performed and are in full force and effect. Neither the Debtors nor (to the knowledge of any Debtor) any other party to any Patent License, Copyright License or Trademark License constituting Collateral is in default in the performance or observance of any of the terms thereof, except for such defaults as would not reasonably be expected, in the aggregate, to have a material adverse effect on the value of the Intellectual Property Collateral. To the knowledge of such Debtor, the right, title and interest of the applicable Debtor in, to and under each Patent License, Copyright License and Trademark License constituting Intellectual Property Collateral is not subject to any defense, offset, counterclaim or claim.

Section 3.6 Priority. No financing statement, security agreement or other Lien instrument covering all or any part of the Collateral is on file in any public office with respect to any outstanding obligation of such Debtor except (i) as may have been filed in favor of the Agent pursuant to this Agreement and the other Loan Documents and (ii) financing statements filed to perfect Permitted Liens (which shall not, in any event, grant a Lien over the Pledged Shares).

Section 3.7 Perfection. Upon (a) the filing of Uniform Commercial Code financing statements in the jurisdictions listed on Schedule 3.7 attached hereto, and (b) the recording of this Agreement in the United States Patent and Trademark Office and the United States Copyright Office, the security interest in favor of the Agent created herein will constitute a valid and perfected Lien upon and security interest in the Collateral which may be created and perfected either under the UCC by filing financing statements or by a filing with the United States Patent and Trademark Office and the United States Copyright Office.

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ARTICLE 4

Covenants

Each Debtor covenants and agrees with the Agent, until termination of this Agreement in accordance with the provisions of Section 7.12 hereof, as follows:

Section 4.1 Covenants Regarding Certain Kinds of Collateral.

(a)	Promissory Notes and Tangible Chattel Paper. If Debtors, now or at any time hereafter, collectively hold or acquire any promissory notes or tangible Chattel Paper for which the principal amount thereof or the obligations evidenced thereunder are, in the aggregate, in excess of $100,000 , the applicable Debtors shall promptly notify the Agent in writing thereof and forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time reasonably specify, and cause all such Chattel Paper to bear a legend reasonably acceptable to the Agent indicating that the Agent has a security interest in such Chattel Paper.

(b)	Electronic Chattel Paper and Transferable Records. If Debtors, now or at any time hereafter, collectively hold or acquire an interest in any electronic Chattel Paper or any “transferable record,” as that term is defined in the federal Electronic Signatures in Global and National Commerce Act, or in the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, worth, in the aggregate, in excess of $100,000, the applicable Debtors shall promptly notify the Agent thereof and, at the request and option of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent control, under Section 9-105 of the UCC, of such electronic chattel paper or control under the federal Electronic Signatures in Global and National Commerce Act, or the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(c)	Letter-of-Credit Rights. If Debtors, now or at any time hereafter, collectively are or become beneficiaries under letters of credit, with an aggregate face amount in excess of $100,000, the applicable Debtors shall promptly notify the Agent thereof and, at the request of the Agent, the applicable Debtors shall, pursuant to an agreement in form and substance reasonably satisfactory to the Agent either arrange (i) for the issuer and any confirmer of such letters of credit to consent to an assignment to the Agent of the proceeds of the letters of credit or (ii) for the Agent to become the transferee beneficiary of the letters of credit, together with, in each case, any such other actions as reasonably requested by the Agent to perfect its first priority Lien in such letter of credit rights. The applicable Debtor shall retain the proceeds of the applicable letters of credit until a Default or Event of Default has occurred and is continuing whereupon the proceeds are to be delivered to the Agent and applied as set forth in the Credit Agreement.

(d)	Commercial Tort Claims. If Debtors, now or at any time hereafter, collectively hold or acquire any commercial tort claims, which, the reasonably estimated value of which are in aggregate excess of $100,000, the applicable Debtors shall immediately notify the Agent in a writing signed by such Debtors of the particulars thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

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(e)	Pledged Shares. All certificates or instruments representing or evidencing the Pledged Shares or any Debtor’s rights therein shall be delivered to the Agent promptly upon Debtor gaining any rights therein, in suitable form for transfer by delivery or accompanied by duly executed stock powers or instruments of transfer or assignments in blank, all in form and substance reasonably acceptable to the Agent.

(f)	Equipment and Inventory.

(i)	Location. Each Debtor shall keep the Equipment (other than Vehicles) and Inventory (other than Inventory in transit) which is in such Debtor’s possession or in the possession of any bailee or warehouseman at any of the locations specified on Schedule 3.3(a) attached hereto or as otherwise disclosed in writing to the Agent from time to time, subject to compliance with the other provisions of this Agreement, including subsection (ii) below.

(ii)	Landlord Consents and Bailee’s Waivers. Each Debtor shall provide, as applicable, a bailee’s waiver or landlord consent, in form and substance acceptable to the Agent, for each non-Debtor owned location of Collateral disclosed on Schedule 3.3(a) or otherwise disclosed to the Agent in writing, promptly after leasing such location, and shall take all other actions required by the Agent to perfect the Agent’s security interest in the Equipment and Inventory with the priority required by this Agreement.

(iii)	Maintenance. Each Debtor shall maintain the Equipment and Inventory in such condition as may be specified by the terms of the Credit Agreement.

(g)	Intellectual Property.

(i)	Trademarks. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (x) defend, enforce, preserve the validity and ownership of, and maintain each Trademark registration and each Trademark License identified on Schedule 1.1 hereto, and (y) pursue each trademark application now or hereafter identified on Schedule 1.1 hereto, including, without limitation, the filing of responses to office actions issued by the United States Patent and Trademark Office, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation, infringement and misappropriation proceedings, except, in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Trademark registration, Trademark application or any rights obtained under any Trademark License, in each case, which it is now or later becomes entitled, except in each case in which such Debtor has determined, using its commercially reasonable judgment, that any of the foregoing is not of material economic value to it. Any expenses incurred in connection with such activities shall be borne by the Debtors.

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(ii)	Patents. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (x) defend, enforce, preserve the validity and ownership of, and maintain each Patent and each Patent License identified on Schedule 1.1 hereto, and (y) pursue each patent application, now or hereafter identified on Schedule 1.1 hereto, including, without limitation, the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Patent, patent application, or any rights obtained under any Patent License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.

(iii)	Copyrights. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Copyright Office or in any court, to (x) defend, enforce, and preserve the validity and ownership of each Copyright and each Copyright License identified on Schedule 1.1 hereto, and (y) pursue each Copyright and mask work application, now or hereafter identified on Schedule 1.1 hereto, including, without limitation, the payment of applicable fees, and the participation in infringement and misappropriation proceedings, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Copyright, Copyright and mask work application, or any rights obtained under any Copyright License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.

(iv)	No Abandonment. The Debtors shall not abandon any Trademark, Patent, Copyright or any pending Trademark, Copyright, mask work or Patent application, without the written consent of the Agent, unless the Debtors shall have previously determined, using their commercially reasonable judgment, that such use or the pursuit or maintenance of such Trademark registration, Patent, Copyright registration or pending Trademark, Copyright, mask work or Patent application is not of material economic value to it, in which case, the Debtors shall give notice of any such abandonment to the Agent promptly in writing after the determination to abandon such Intellectual Property Collateral is made.

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(v)	No Infringement. In the event that a Debtor becomes aware that any item of the Intellectual Property Collateral which such Debtor has determined, using its commercially reasonable judgment, to be material to its business is infringed or misappropriated by a third party, such Debtor shall promptly notify the Agent promptly and in writing, in reasonable detail, and shall take such actions as such Debtor or the Agent deems reasonably appropriate under the circumstances to protect such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by the Debtors. Each Debtor will advise the Agent promptly and in writing, in reasonable detail, of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any material item of the Intellectual Property Collateral.

(h)	Accounts and Contracts. Each Debtor shall, in accordance with its usual business practices in effect from time to time, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such Accounts. So long as no Default or Event of Default has occurred and is continuing and except as otherwise provided in Section 6.3, each Debtor shall have the right to collect and receive payments on its Accounts, and to use and expend the same in its operations in each case in compliance with the terms of the Credit Agreement.

(i)	Vehicles; Aircraft and Vessels. Notwithstanding any other provision of this Agreement, no Debtor shall be required to make any filings as may be necessary to perfect the Agent’s Lien on its Vehicles, aircraft and vessels, unless (i) a Default or an Event of Default has occurred and is continuing, whereupon the Agent may require such filings be made or (ii) such Debtor, either singly, or together with the other Debtors, owns Vehicles, aircraft and vessels (other than Vehicles provided for use by such Debtor’s executive employees) which have a fair market value of at least $100,000, in aggregate amount, whereupon the applicable Debtors shall provide prompt notice to the Agent, and the Agent, at its option, may require the applicable Debtors to execute such agreements and make such filings as may be necessary to perfect the Agent’s Lien for the benefit of the Lenders and ensure the priority thereof on the applicable Vehicles, aircraft and vessels.

(j)	Life Insurance Policies. If any Debtor, now or any time hereafter, is the beneficiary of a “key man life insurance policy”, it shall promptly notify the Agent thereof, provide the Agent with a true and correct list of the Persons insured, the name and address of the insurance company providing the coverage, the amount of such insurance and the policy number, and, unless otherwise waived by the Agent in writing, take such actions as Agent may deem necessary or the Agent shall deem reasonably desirable to collaterally assign policy to the Agent for the benefit of the Lenders.

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(k)	Deposit Accounts. Each Debtor agrees to promptly notify the Agent in writing of all Deposit Accounts, cash collateral accounts or investments accounts opened at Square 1 Bank after the date hereof. No Debtor shall maintain any Deposit Account, cash collateral account or investment account with any institution other than Comerica Bank or Square 1 Bank, in accordance with Section 7.14 of the Credit Agreement.

Section 4.2 Encumbrances. Each Debtor shall not create, permit or suffer to exist, and shall defend the Collateral against any Lien (other than the Permitted Liens, provided that no Lien, other than the Lien created hereunder, shall exist over the Pledged Shares) or any restriction upon the pledge or other transfer thereof (other than as specifically permitted in the Credit Agreement), and shall defend such Debtor’s title to and other rights in the Collateral and the Agent’s pledge and collateral assignment of and security interest in the Collateral against the claims and demands of all Persons. Except to the extent permitted by the Credit Agreement or in connection with any release of Collateral under Section 7.13 hereof (but only to the extent of any Collateral so released), such Debtor shall do nothing to impair the rights of the Agent in the Collateral.

Section 4.3 Disposition of Collateral. Except as otherwise permitted under the Credit Agreement, no Debtor shall enter into or consummate any transfer or other disposition of Collateral.

Section 4.4 Insurance. The Collateral pledged by such Debtor or the Debtors will be insured (to the extent such Collateral is insurable) with insurance coverage in such amounts and of such types as are required by the terms of the Credit Agreement. In the case of all such insurance policies, each such Debtor shall designate the Agent, as mortgagee or lender loss payee and such policies shall provide that any loss be payable to the Agent, as mortgagee or lender loss payee, as its interests may appear. Further, upon the request of the Agent, each such Debtor shall deliver certificates evidencing such policies, including all endorsements thereon and those required hereunder, to the Agent; and each such Debtor assigns to the Agent, as additional security hereunder, all its rights to receive proceeds of insurance with respect to the Collateral. All such insurance shall, by its terms, provide that the applicable carrier shall, prior to any cancellation before the expiration date thereof, mail thirty (30) days’ prior written notice to the Agent of such cancellation. Each Debtor further shall provide the Agent upon request with evidence reasonably satisfactory to the Agent that each such Debtor is at all times in compliance with this paragraph. Upon the occurrence and during the continuance of a Default or an Event of Default, the Agent may, at its option, act as each such Debtor’s attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. Upon such Debtor’s failure to insure the Collateral as required in this covenant, the Agent may, at its option, procure such insurance and its costs therefor shall be charged to such Debtor, payable on demand, with interest at the highest rate set forth in the Credit Agreement and added to the Indebtedness secured hereby. The disposition of proceeds payable to such Debtor of any insurance on the Collateral (the “Insurance Proceeds”) shall be governed by the following:

(a)

provided that no Default or Event of Default has occurred and is continuing hereunder, (i) if the amount of Insurance Proceeds in respect of any loss or casualty does not exceed One Hundred Thousand Dollars ($100,000), such Debtor shall be entitled, in the event of such loss or casualty, to receive all such Insurance Proceeds and to apply the same toward the replacement of the Collateral affected thereby or to the purchase of other assets to be used in such Debtor’s business (provided that such assets shall be subjected to a first priority Lien in favor of the Agent and such repurchase of assets shall occur within 180 days of such Debtor receiving the Insurance Proceeds); and (ii) if the amount of Insurance Proceeds in respect of any loss or casualty exceeds One Hundred Thousand Dollars ($100,000), such Insurance

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Proceeds shall be paid to and received by the Agent, for release to such Debtor for the replacement of the Collateral affected thereby or to the purchase of other assets to be used in such Debtor’s business (provided that such assets shall be subjected to a first priority Lien in favor of the Agent); or, upon written request of such Debtor (accompanied by reasonable supporting documentation), for such other use or purpose as approved by the Agent in its reasonable discretion, it being understood and agreed in connection with any release of funds under this subparagraph (ii), that the Agent may impose reasonable and customary conditions on the disbursement of such Insurance Proceeds; provided further that if such proceeds are not, as applicable, used by the Debtors to repurchase assets or released by the Agent to the Debtors under this clause (a) within 180 days, or if at any time prior to the end of such 180 day period, a Default or Event of Default has occurred, such proceeds shall be applied to the Indebtedness in accordance with clause (b) below; and

(b)	if a Default or Event of Default has occurred or is continuing and is not waived as provided in the Credit Agreement, all Insurance Proceeds in respect of any loss or casualty shall be paid to and received by the Agent, to be applied by the Agent against the Indebtedness in the manner specified in the Credit Agreement.

Section 4.5 Corporate Changes; Books and Records; Inspection Rights. (a) No Debtor shall change its respective name, identity, corporate structure or jurisdiction of organization, or identification number in any manner that might make any financing statement filed in connection with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC unless such Debtor shall have given the Agent thirty (30) days prior written notice with respect to any change in such Debtor’s corporate structure, jurisdiction of organization, name or identity and shall have taken all action deemed reasonably necessary by the Agent under the circumstances to protect its Liens and the perfection and priority thereof, (b) each Debtor shall keep the Records at the location specified on Schedule 3.2 as the location of such books and records or as otherwise specified in writing to the Agent and (c) the Debtors shall permit the Agent, the Lenders, and their respective agents and representatives to conduct inspections, discussion and audits of the Collateral in accordance with the terms of the Credit Agreement.

Section 4.6 Notification of Lien; Continuing Disclosure. (a) Each Debtor shall promptly notify the Agent in writing of any Lien, encumbrance or claim (other than a Permitted Lien, to the extent not otherwise subject to any notice requirements under the Credit Agreement) that has attached to or been made or asserted against any of the Collateral upon becoming aware of the existence of such Lien, encumbrance or claim; and (b) concurrently with delivery of the Covenant Compliance Report for each fiscal year, Debtors shall execute and deliver to the Agent a Collateral Compliance Report in the form attached hereto as Exhibit C.

Section 4.7 Covenants Regarding Pledged Shares.

(a)	Voting Rights and Distributions.

(i)	So long as no Default or Event of Default shall have occurred and be continuing (both before and after giving effect to any of the actions or other matters described in clauses (A) or (B) of this subparagraph):

(A)

Each Debtor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers and ratifications) pertaining to any of the Pledged

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Shares or any part thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken without the prior written consent of the Agent which would violate any provision of this Agreement or the Credit Agreement; and

(B)	Except as otherwise provided by the Credit Agreement, such Debtor shall be entitled to receive and retain any and all dividends, distributions and interest paid in respect to any of the Pledged Shares.

(ii)	Upon the occurrence and during the continuance of a Default or an Event of Default:

(A)	The Agent may, without notice to such Debtor, transfer or register in the name of the Agent or any of its nominees, for the equal and ratable benefit of the Lenders, any or all of the Pledged Shares and the Proceeds thereof (in cash or otherwise) held by the Agent hereunder, and the Agent or its nominee may thereafter, after delivery of notice to such Debtor, exercise all voting and corporate rights at any meeting of any corporation issuing any of the Pledged Shares and any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if the Agent were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing any of such Pledged Shares or upon the exercise by any such issuer or the Agent of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, all without liability except to account for property actually received by it, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Agent shall not be responsible for any failure to do so or delay in so doing.

(B)	All rights of such Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.7(a)(i)(A) and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 4.7(a)(i)(B) shall be suspended until such Default or Event of Default shall no longer exist, and all such rights shall, until such Default or Event of Default shall no longer exist, thereupon become vested in the Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive, hold and dispose of as Pledged Shares such dividends, interest and other distributions.

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(C)	All dividends, interest and other distributions which are received by such Debtor contrary to the provisions of this Section 4.7(a)(ii) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Debtor and shall be forthwith paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).

(D)	Each Debtor shall execute and deliver (or cause to be executed and delivered) to the Agent all such proxies and other instruments as the Agent may reasonably request for the purpose of enabling the Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 4.7(a)(ii) and to receive the dividends, interest and other distributions which it is entitled to receive and retain pursuant to this Section 4.7(a)(ii). The foregoing shall not in any way limit the Agent’s power and authority granted pursuant to the other provisions of this Agreement.

(b)	Possession; Reasonable Care. Regardless of whether a Default or an Event of Default has occurred or is continuing, the Agent shall have the right to hold in its possession all Pledged Shares pledged, assigned or transferred hereunder and from time to time constituting a portion of the Collateral. The Agent may appoint one or more agents (which in no case shall be a Debtor or an affiliate of a Debtor) to hold physical custody, for the account of the Agent, of any or all of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, except, subject to the terms hereof, upon the written instructions of the Lenders. Following the occurrence and continuance of an Event of Default, the Agent shall be entitled to take ownership of the Collateral in accordance with the UCC.

Section 4.8 New Subsidiaries; Additional Collateral.

(a)	With respect to each Person which becomes a Subsidiary of a Debtor subsequent to the date hereof, execute and deliver such joinders or security agreements or other pledge documents as are required by the Credit Agreement, within the time periods set forth therein.

(b)

Each Debtor agrees that, (i) except with the written consent of the Agent, it will not permit any Domestic Subsidiary (whether now existing or formed after the date hereof) to issue to such Debtor or any of such Debtor’s other Subsidiaries any shares of stock, membership interests, partnership units, notes or other securities or instruments (including without limitation the Pledged Shares) in addition to or in substitution for any of the Collateral, unless, concurrently with each issuance thereof, any and all such shares of stock, membership interests, partnership units, notes or

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instruments are encumbered in favor of the Agent under this Agreement or otherwise (it being understood and agreed that all such shares of stock, membership interests, partnership units, notes or instruments issued to such Debtor shall, without further action by such Debtor or the Agent, be automatically encumbered by this Agreement as Pledged Shares) and (ii) it will promptly following the issuance thereof deliver to the Agent (A) an amendment, duly executed by such Debtor, in substantially the form of Exhibit A hereto in respect of such shares of stock, membership interests, partnership units, notes or instruments issued to such Debtor or (B) if reasonably required by the Lenders, a new stock pledge, duly executed by the applicable Debtor, in substantially the form of this Agreement (a “New Pledge”), in respect of such shares of stock, membership interests, partnership units, notes or instruments issued to any Debtor granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and Lien thereon, together in each case with all certificates, notes or other instruments representing or evidencing the same, together with such other documentation as the Agent may reasonably request. Such Debtor hereby (x) authorizes the Agent to attach each such amendment to this Agreement, (y) agrees that all such shares of stock, membership interests, partnership units, notes or instruments listed in any such amendment delivered to the Agent shall for all purposes hereunder constitute Pledged Shares, and (z) is deemed to have made, upon the delivery of each such amendment, the representations and warranties contained in Section 3.4 of this Agreement with respect to the Collateral covered thereby.

(c)	With respect to any Intellectual Property Collateral owned, licensed or otherwise acquired by any Debtor after the date hereof, and with respect to any Patent, Trademark or Copyright which is not registered or filed with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office at the time such Collateral is pledged by a Debtor to the Agent pursuant to this Security Agreement, and which is subsequently registered or filed by such Debtor in the appropriate office, such Debtor shall promptly after the acquisition or registration thereof execute or cause to be executed and delivered to the Agent, (i) an amendment, duly executed by such Debtor, in substantially the form of Exhibit A hereto, in respect of such additional or newly registered collateral or (ii) at the Agent’s option, a new security agreement, duly executed by the applicable Debtor, in substantially the form of this Agreement, in respect of such additional or newly registered collateral, granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and Lien thereon (subject only to the Permitted Liens), together in each case with all certificates, notes or other instruments representing or evidencing the same, and shall, upon the Agent’s request, execute or cause to be executed any financing statement or other document (including without limitation, filings required by the U.S. Patent and Trademark Office and/or the U.S. Copyright Office in connection with any such additional or newly registered collateral) granting or otherwise evidencing a Lien over such new Intellectual Property Collateral. Each Debtor hereby (x) authorizes the Agent to attach each amendment to this Agreement, (y) agrees that all such additional collateral listed in any amendment delivered to the Agent shall for all purposes hereunder constitute Collateral, and (z) is deemed to have made, upon the delivery of each such Amendment, the representations and warranties contained in Section 3.3(d) and Section 3.5 of this Agreement with respect to the Collateral covered thereby.

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Section 4.9 Further Assurances. (a) At any time and from time to time, upon the request of the Agent, and at the sole expense of the Debtors, each Debtor shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Agent may reasonably deem necessary or appropriate to (i) preserve, ensure the priority, effectiveness and validity of and perfect the Agent’s security interest in and pledge and collateral assignment of the Collateral (including causing the Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition of the Agent’s ability to enforce its security interest in such Collateral), unless such actions are specifically waived under the terms of this Agreement and the other Loan Documents, (ii) carry out the provisions and purposes of this Agreement and (iii) to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Except as otherwise expressly permitted by the terms of the Credit Agreement relating to disposition of assets and except for Permitted Liens (except for Pledged Shares, over which the only Lien shall be that Lien established under this Agreement), each Debtor agrees to maintain and preserve the Agent’s security interest in and pledge and collateral assignment of the Collateral hereunder and the priority thereof.

(b) Each Debtor hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (i) indicate any or all of the Collateral upon which the Debtors have granted a Lien, and (ii) provide any other information required by Part 5 of Article 9 of the UCC, including organizational information and in the case of a fixture filing or a filing for Collateral consisting of as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Debtor agrees to furnish any such information required by the preceding paragraph to the Agent promptly upon request.

ARTICLE 5

Rights of the Agent

Section 5.1 Power of Attorney. Each Debtor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of such Debtor or in its own name, to take, after the occurrence and during the continuance of an Event of Default, any and all actions, and to execute any and all documents and instruments which the Agent at any time and from time to time deems necessary, to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, such Debtor hereby gives the Agent the power and right on behalf of such Debtor and in its own name to do any of the following after the occurrence and during the continuance of an Event of Default, without notice to or the consent of such Debtor:

(a)	to demand, sue for, collect or receive, in the name of such Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

(b)	to pay or discharge taxes, Liens (other than Permitted Liens) or other encumbrances levied or placed on or threatened against the Collateral;

(c)

(i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct; (ii) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse

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any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought against such Debtor with respect to any Collateral; (vi) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (vii) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Agent may determine; (viii) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (ix) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (x) to make, settle, compromise or adjust any claim under or pertaining to any of the Collateral (including claims under any policy of insurance); (xi) subject to any pre-existing rights or licenses, to assign any Patent, Copyright or Trademark constituting Intellectual Property Collateral (along with the goodwill of the business to which any such Patent, Copyright or Trademark pertains), for such term or terms, on such conditions and in such manner, as the Agent shall in its sole discretion determine, and (xii) to sell, transfer, pledge, convey, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and such Debtor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Agent’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. This power of attorney is conferred on the Agent solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.

Section 5.2 Setoff. In addition to and not in limitation of any rights of any Lenders under applicable law, the Agent and each Lender shall, upon the occurrence and continuance of an Event of Default, without notice or demand of any kind, have the right to appropriate and apply to the payment of the Indebtedness owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of Debtors then or thereafter on deposit with such Lenders; provided, however, that any such amount so applied by any Lender on any of the Indebtedness owing to it shall be subject to the provisions of the Credit Agreement.

Section 5.3 Assignment by the Agent. The Agent may at any time assign or otherwise transfer all or any portion of its rights and obligations as Agent under this Agreement and the other Loan Documents (including, without limitation, the Indebtedness) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement and such Person shall thereupon become vested with all the benefits and obligations thereof granted to the Agent herein or otherwise.

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Section 5.4 Performance by the Agent. If any Debtor shall fail to perform any covenant or agreement contained in this Agreement, the Agent may (but shall not be obligated to) perform or attempt to perform such covenant or agreement on behalf of the Debtors, in which case Agent shall exercise good faith and make diligent efforts to give Debtors prompt prior written notice of such performance or attempted performance. In such event, the Debtors shall, at the request of the Agent, promptly pay any reasonable amount expended by the Agent in connection with such performance or attempted performance to the Agent, together with interest thereon at the interest rate set forth in the Credit Agreement, from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Agent shall not have any liability or responsibility for the performance (or non-performance) of any obligation of the Debtors under this Agreement.

Section 5.5 Certain Costs and Expenses. The Debtors shall pay or reimburse the Agent within five (5) Business Days after demand for all reasonable costs and expenses (including reasonable attorney’s and paralegal fees) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of any of the Indebtedness (including in connection with any “workout” or restructuring regarding the Indebtedness, and including in any insolvency proceeding or appellate proceeding). The agreements in this Section 5.5 shall survive the payment in full of the Indebtedness. Notwithstanding the foregoing, the reimbursement of any fees and expenses incurred by the Lenders shall be governed by the terms and conditions of the Credit Agreement.

Section 5.6 Indemnification. The Debtors shall indemnify, defend and hold the Agent, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys’ and paralegals’ fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Indebtedness and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any other Loan Document or any document relating to or arising out of or referred to in this Agreement or any other Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy proceeding or appellate proceeding) related to or arising out of this Agreement or the Indebtedness or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Debtors shall have no obligation under this Section 5.6 to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 5.6 shall survive payment of all other Indebtedness.

ARTICLE 6

Default

Section 6.1 Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies subject to the direction and/or consent of the Lenders as required under the Credit Agreement:

(a)	The Agent may exercise any of the rights and remedies set forth in this Agreement (including, without limitation, Article 5 hereof), in the Credit Agreement, or in any other Loan Document, or by applicable law.

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(b)

In addition to all other rights and remedies granted to the Agent in this Agreement, the Credit Agreement or by applicable law, the Agent shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and the Agent may also, without previous demand or notice except as specified below or in the Credit Agreement, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. Without limiting the generality of the foregoing, the Agent may (i) without demand or notice to the Debtors (except as required under the Credit Agreement or applicable law), collect, receive or take possession of the Collateral or any part thereof, and for that purpose the Agent (and/or its Agents, servicers or other independent contractors) may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (ii) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. The Agent and, subject to the terms of the Credit Agreement, each of the Lenders shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right of redemption on the part of the Debtors, which right of redemption is hereby expressly waived and released by the Debtors to the extent permitted by applicable law. The Agent may require the Debtors to assemble the Collateral and make it available to the Agent at any place designated by the Agent to allow the Agent to take possession or dispose of such Collateral. The Debtors agree that the Agent shall not be obligated to give more than five (5) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The foregoing shall not require notice if none is required by applicable law. The Agent shall not be obligated to make any sale of Collateral if, in the exercise of its reasonable discretion, it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Agent may, without notice or publication (except as required by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Debtors shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys’ fees, legal expenses and other costs and expenses incurred by the Agent in connection with the collection of the Indebtedness and the enforcement of the Agent’s rights under this Agreement and the Credit Agreement. The Debtors shall, to the extent permitted by applicable law, remain liable for any deficiency if the proceeds of any such sale or other disposition of the Collateral (conducted in

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conformity with this clause (ii) and applicable law) applied to the Indebtedness are insufficient to pay the Indebtedness in full. The Agent shall apply the proceeds from the sale of the Collateral hereunder against the Indebtedness in such order and manner as provided in the Credit Agreement.

(c)	The Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent’s nominee or nominees.

(d)	The Agent may exercise any and all rights and remedies of the Debtors under or in respect of the Collateral, including, without limitation, any and all rights of the Debtors to demand or otherwise require payment of any amount under, or performance of any provision of any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral.

(e)	On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary (based on a reasoned opinion of the Agent’s counsel) in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.

(f)	The Agent may direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct.

(g)	In the event of any sale, assignment or other disposition of the Intellectual Property Collateral, the goodwill of the business connected with and symbolized by any Collateral subject to such disposition shall be included, and the Debtors shall supply to the Agent or its designee the Debtors’ know-how and expertise related to the Intellectual Property Collateral subject to such disposition, and the Debtors’ notebooks, studies, reports, records, documents and things embodying the same or relating to the inventions, processes or ideas covered by and to the manufacture of any products under or in connection with the Intellectual Property Collateral subject to such disposition.

(h)	For purposes of enabling the Agent to exercise its rights and remedies under this Section 6.1 and enabling the Agent and its successors and assigns to enjoy the full benefits of the Collateral, the Debtors hereby grant to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtors) to use, assign, license or sublicense any of the Intellectual Property Collateral, Computer Records or Software (including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof), exercisable upon the occurrence and during the continuance of a Default or an Event of Default (and thereafter if Agent succeeds to any of the Collateral pursuant to an enforcement proceeding or voluntary arrangement with Debtors), except as may be prohibited by any licensing agreement relating to such Computer Records or Software. This license shall also inure to the benefit of all successors, assigns, transferees of and purchasers from the Agent.

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Section 6.2 Private Sales.

(a)	In view of the fact that applicable securities laws may impose certain restrictions on the method by which a sale of the Pledged Shares may be effected after an Event of Default, Debtors agree that upon the occurrence and during the continuance of an Event of Default, the Agent may from time to time attempt to sell all or any part of the Pledged Shares by a private sale in the nature of a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are “accredited investors” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and are purchasing for investment only and not for distribution. In so doing, the Agent may solicit offers for the Pledged Shares, or any part thereof, from a limited number of investors who might be interested in purchasing the Pledged Shares. Without limiting the methods or manner of disposition which could be determined to be commercially reasonable, if the Agent hires a firm of regional or national reputation that is engaged in the business of rendering investment banking and brokerage services to solicit such offers and facilitate the sale of the Pledged Shares, then the Agent’s acceptance of the highest offer (including its own offer, or the offer of any of the Lenders at any such sale) obtained through such efforts of such firm shall be deemed to be a commercially reasonable method of disposition of such Pledged Shares. The Agent shall not be under any obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act or under any applicable state securities laws, even if such issuer would agree to do so.

(b)	The Debtors further agree to do or cause to be done, to the extent that the Debtors may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors’ expense.

Section 6.3 Establishment of Cash Collateral Account; and Lock Box.

(a)

Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i) of the Credit Agreement, immediately following the occurrence thereof, and in the case of any other Event of Default, (w) upon the termination of any commitments to extend credit under the Credit Agreement, (x) upon the acceleration of any Indebtedness arising under the Credit Agreement, (y) at the option of Agent or (z) upon the request of the Majority Lenders after the commencement of any remedies hereunder, there shall be established by each Debtor with the Agent, for the benefit of the Lenders in the name of the Agent, a segregated non-interest bearing cash collateral account (the “Cash Collateral Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent and the Lenders; provided, however, that the Cash Collateral Account may be an interest-bearing account with a commercial bank (including Comerica or any other Lender which is a commercial bank) if determined by the

25

Agent, in its reasonable discretion, to be practicable, invested by the Agent in its sole discretion, but without any liability for losses or the failure to achieve any particular rate of return. Furthermore, in connection with the establishment of a Cash Collateral Account under the first sentence of this Section 6.3 (and on the terms and within the time periods provided thereunder), (i) each Debtor agrees to establish and maintain (and the Agent, acting at the request of the Lenders, may establish and maintain) at such Debtor’s sole expense a United States Post Office lock box (the “Lock Box”), to which the Agent shall have exclusive access and control. Each Debtor expressly authorizes the Agent, from time to time, to remove the contents from the Lock Box for disposition in accordance with this Agreement; and (ii) each Debtor shall notify all account debtors that all payments made to such Debtor (a) other than by electronic funds transfer, shall be remitted, for the credit of such Debtor, to the Lock Box, and such Debtor shall include a like statement on all invoices, and (b) by electronic funds transfer, shall be remitted to the Cash Collateral Account, and such Debtor shall include a like statement on all invoices. Each Debtor agrees to execute all documents and authorizations as reasonably required by the Agent to establish and maintain the Lock Box and the Cash Collateral Account. It is acknowledged by the parties hereto that any lockbox presently maintained or subsequently established by a Debtor with the Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in the first sentence of this Section 6.3.

(b)	Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i) of the Credit Agreement, immediately following the occurrence thereof, and in the case of any other Event of Default, (w) upon the termination of any commitments to extend credit under the Credit Agreement, (x) upon the acceleration of any Indebtedness arising under the Credit Agreement, (y) at the option of Agent or (z) upon the request of the Majority Lenders after the commencement of any remedies hereunder, any and all cash (including amounts received by electronic funds transfer), checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral consisting of Accounts or Inventory, shall forthwith upon receipt be transmitted and delivered to the Agent, properly endorsed, where required, so that such items may be collected by the Agent. Any such amounts and other items received by a Debtor shall not be commingled with any other of such Debtor’s funds or property, but will be held separate and apart from such Debtor’s own funds or property, and upon express trust for the benefit of the Agent until delivery is made to the Agent. All items or amounts which are remitted to a Lock Box or otherwise delivered by or for the benefit of a Debtor to the Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at the Agent’s option, be applied to any of the Indebtedness, whether then due or not, in the order and manner set forth in the Credit Agreement. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to the Agent a first security interest in and Lien on all funds on deposit in such account. Each Debtor hereby irrevocably authorizes and directs the Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

26

Section 6.4 Default Under Credit Agreement. Subject to any applicable notice and cure provisions contained in the Credit Agreement, the occurrence of any Event of Default (as defined in the Credit Agreement), including without limit a breach of any of the provisions of this Agreement, shall be deemed to be an Event of Default under this Agreement. This Section 6.4 shall not limit the Events of Default set forth in the Credit Agreement.

ARTICLE 7

Miscellaneous

Section 7.1 No Waiver; Cumulative Remedies. No failure on the part of the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 7.2 Successors and Assigns. Subject to the terms and conditions of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of the Debtors and the Agent and their respective heirs, successors and assigns, except that the Debtors may not assign any of their rights or obligations under this Agreement without the prior written consent of the Agent.

Section 7.3 AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT AND THE CREDIT AGREEMENT REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 7.4 Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on signature pages hereto; or, as directed to the Debtors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine (with electronic confirmation of receipt), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

Section 7.5 GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

27

(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE DEBTORS AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE DEBTORS AND THE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT.

Section 7.6 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 7.7 Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent or the Lenders to rely upon them.

Section 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.9 Waiver of Bond. In the event the Agent seeks to take possession of any or all of the Collateral by judicial process, the Debtors hereby irrevocably waive any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

Section 7.10 Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.11 Construction. Each Debtor and the Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Debtors and the Agent.

Section 7.12 Termination; Reinstatement. If all of the Indebtedness (other than contingent liabilities pursuant to any indemnity, including without limitation Section 5.5 and Section 5.6 hereof, for claims which have not been asserted, or which have not yet accrued) shall have been paid and performed in full (in cash) and all commitments to extend credit or other credit accommodations under the Credit Agreement have been terminated, the Agent shall, upon the written request of the Debtors, execute and deliver to the Debtors a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to the Debtors (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the

28

Agent and has not previously been sold or otherwise applied pursuant to this Agreement; provided however that, the effectiveness of this Agreement shall continue or be reinstated, as the case may be, in the event: (a) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Agreement shall thereafter be enforceable against the Debtors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (b) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Debtor, the Borrower or other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Agreement, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Lenders, or any person other than the Borrower, the Subsidiaries, or any Affiliates of the Borrower or the Subsidiaries), and this Agreement shall thereafter be enforceable against the Debtors to the extent of all such liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which the Borrower is obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Agreement “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

Section 7.13 Release of Collateral. The Agent shall, upon the written request of the Debtors, execute and deliver to the Debtors a proper instrument or instruments acknowledging the release of the security interest and Liens established hereby on any Collateral (other than the Pledged Shares): (a) if the sale or other disposition of such Collateral is permitted under the terms of the Credit Agreement and, at the time of such proposed release, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (b) if the sale or other disposition of such Collateral is not permitted under the terms of the Credit Agreement, provided that the requisite Lenders under the Credit Agreement shall have consented to such sale or disposition in accordance with the terms thereof, or (c) if such release has been approved by the requisite Lenders in accordance with Section 13.9 of the Credit Agreement.

Section 7.14 WAIVER OF JURY TRIAL. EACH DEBTOR AND THE AGENT ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH DEBTOR AND THE AGENT, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE DEBTORS AND THE AGENT.

(a)	In the event that the jury trial waiver contained in this Section 7.14 is not enforceable, the parties elect to proceed as follows:

(b)

With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference

29

proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Agreement, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)	The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Section does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Section.

(d)	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)	The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)

Except as expressly set forth in this Section, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted

30

before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)	The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THE AGREEMENT.

Section 7.15 Consistent Application. The rights and duties created by this Agreement shall, in all cases, be interpreted consistently with, and shall be in addition to (and not in lieu of), the rights and duties created by the Credit Agreement or the other Loan Documents. In the event that any provision of this Agreement shall be inconsistent with any provision of the Credit Agreement, such provision of the Credit Agreement shall govern.

Section 7.16 Continuing Lien. The security interest granted under this Security Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness

31

is from time to time temporarily reduced to zero) and the Agent’s security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Credit Agreement remains in effect and until all of the Indebtedness are repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement remain outstanding.

Section 7.17 Amendment and Restatement. This Agreement amends, restates and replaces in its entirety the security agreement included in the Prior Credit Agreement (the “Prior Security Agreement”), and nothing contained herein shall be deemed to alter or impair the liens and security interest established by the Prior Security Agreement, which liens and security interest remain in full force and effect with all priorities unchanged.

(Remainder of page intentionally left blank.)

32

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTORS:

INOGEN, INC.

By:
Name:
Title
Address for Notices:

Fax No.:
Telephone No.:
Attention:

AGENT:

COMERICA BANK, as Agent

By:
Name:
Title
Address for Notices:
411 West Lafayette
7th Floor
MC 3289
Detroit, Michigan 48226
Telephone No.: 313/222/9434
Attention:

Signature Page to Security Agreement

(1219142)

EXHIBIT A

TO

SECURITY AGREEMENT

FORM OF AMENDMENT

This Amendment, dated             , 20    , is delivered pursuant to Section 4.8[(b)/(c)] of the Security Agreement referred to below. The undersigned hereby agrees that this Amendment may be attached to the Security Agreement dated as of October 12, 2012, between the undersigned and Comerica Bank, as the Agent for the benefit of the Lenders referred to therein (the “Security Agreement”), and (a) [that the intellectual property listed on Schedule A]/[that the shares of stock, membership interests, partnership units, notes or other instruments listed on Schedule A] annexed hereto shall be and become part of the Collateral referred to in the Security Agreement and shall secure payment and performance of all Indebtedness as provided in the Security Agreement and (b) that Schedule A shall be deemed to amend [Schedule 1.2/Schedule 1.1] by supplementing the information provided on such Schedule with the information set forth on Schedule A.

Capitalized terms used herein but not defined herein shall have the meanings therefor provided in the Security Agreement.

INOGEN, INC.

By:
Name:
Title:

COMERICA BANK, as Agent

By:
Name:
Title:

EXHIBIT B

JOINDER AGREEMENT

(Security Agreement)

THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of             ,          by                     , a                     (“New Debtor”).

WHEREAS, pursuant to Section 7.13 of that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among Inogen, Inc. (the “Borrower”), the financial institutions from time to time signatory thereto (the “Lenders”) and Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), the New Debtor is required to execute and deliver a joinder agreement to the Security Agreement.

WHEREAS, in order to comply with the Credit Agreement, New Debtor executes and delivers this Joinder Agreement in accordance therewith.

NOW THEREFORE, as a further inducement to Lenders to continue to provide credit accommodations to the Borrower, New Debtor hereby covenants and agrees as follows:

A. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

B. New Debtor hereby enters into this Joinder Agreement in order to comply with Section 7.13 of the Credit Agreement and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement and the other Loan Documents.

C. The Schedules attached to this Joinder Agreement are intended to supplement the Schedules to the Security Agreement with the respective information applicable to New Debtor.

D. New Debtor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Security Agreement and the other Loan Documents, a Debtor under the Security Agreement as fully as though New Debtor had executed and delivered the Security Agreement at the time originally executed and delivered under the Credit Agreement and hereby ratifies and confirms its obligations under the Security Agreement, all in accordance with the terms thereof and shall be deemed to have made each representation and warranty set forth in the Security Agreement.

E. No Default or Event of Default (each such term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

F. This Joinder Agreement shall be governed by the laws of the State of California and shall be binding upon New Debtor and its successors and assigns.

IN WITNESS WHEREOF, the undersigned New Debtor has executed and delivered this Joinder Agreement as of             ,         .

[NEW DEBTOR]

By:

Its:

Accepted:

COMERICA BANK, as Agent

By:

Its:

2

EXHIBIT C

FORM OF COLLATERAL COMPLIANCE CERTIFICATE

To:	Comerica Bank as administrative agent (the “Agent”) and the Lenders

Re:	Security Agreement dated as of October 12, 2012 by and among Inogen, Inc. and such other entities which from time to time become parties thereto (each a “Debtor” and collectively, the “Debtors”) and Agent, (as the same may be amended, restated or otherwise modified from time to time, the “Security Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement).

Reference is made to Section 4.6 of the Security Agreement. The undersigned hereby represents and warrants to Agent and the Lenders, in consideration of the loans extended to Borrower, as follows:

1. Locations. No Debtor has any leased or owned location, or any Collateral located with a warehousemen or bailee, which has not been previously disclosed in writing to Agent, or is not set forth on Schedule 1 attached hereto, which sets forth the information required by Section 3.3(a)(ii) and Section 3.3(a)(iii) of the Security Agreement, as applicable, for all previously undisclosed locations.

2. Deposit Accounts. No Debtor has any Deposit Accounts, cash collateral accounts or investment accounts (other than with Agent) which have not been previously disclosed in writing to Agent, or are not set forth on Schedule 2 attached hereto, which sets forth the information required by Section 3.3(b) of the Security Agreement as to each previously undisclosed account.

3. Intellectual Property. No Debtor has any registered Patents, Patent Licenses, registered Trademarks, Trademark Licenses, registered Copyrights and Copyright Licenses which have not been previously disclosed in writing to Agent, or are not set forth on Schedule 3 attached hereto, which sets forth the information required by Section 3.3(d) of the Security Agreement for such previously undisclosed Intellectual Property Collateral.

4. Pledged Shares. None of the Debtors, singly or collectively, hold any Pledged Shares which have not been previously disclosed to Agent in writing except as set forth on Schedule 4 attached hereto, which sets forth the information required by Section 3.4(c) of the Security Agreement for such previously undisclosed Pledged Shares.

5. Promissory Notes; Tangible Chattel Paper. None of the Debtors, singly or collectively, have promissory notes or tangible Chattel Paper for which the principal amount or obligations evidenced thereunder are, in aggregate, in excess of $        which promissory notes and/or Chattel Paper have not been previously disclosed to Agent in writing, assigned and delivered to Agent in accordance with Section 4.1(a) of the Security Agreement, except as set forth on Schedule 5 attached hereto.

6. Electronic Chattel Paper. None of the Debtors, singly or collectively, have electronic Chattel Paper or any “transferable record” evidencing obligations, in the aggregate, in excess of $        , which have not previously been disclosed to Agent in writing, and over which Agent has not been granted control in accordance with Section 4.1(b) of the Security Agreement, except as set forth on Schedule 6 attached hereto.

7. Letters of Credit. None of the Debtors, singly or collectively, are beneficiaries under letters of credit, with an aggregate face amount in excess of $        , which have not previously been disclosed to Agent in writing, and over which Agent has not been granted a Lien in compliance with the terms of Section 4.1(c) of the Security Agreement, except as set forth on Schedule 7 attached hereto.

8. Commercial Tort Claims. None of the Debtors, singly or collectively, have any commercial tort claims which, in the aggregate, are reasonably estimated to have a value in excess of $        , which claims have not previously been disclosed to Agent in writing and over which Agent has not been granted a Lien in compliance with Section 4.1(d) of the Security Agreement, except as set forth on Schedule 8 attached hereto.

9. Vehicles, Aircraft and Vessels. None of the Debtors, singly or collectively, own Vehicles (other than Vehicles used by executive employees), aircraft or vessels with a fair market value in excess of $        which have not been previously disclosed in writing to Agent, except as set forth on Schedule 9 attached hereto.

10. Life Insurance. None of the Debtors are beneficiaries of any key man life insurance policies which have not been previously disclosed in writing to Agent, except as set forth on Schedule 10 attached hereto.

IN WITNESS WHEREOF, the undersigned have executed this Collateral Compliance Report, as of this     day of             ,         .

INOGEN, INC.

By:

Its:

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE & COVENANT COMPLIANCE REPORT

Borrower: INOGEN, INC.	Agent: Comerica Bank
Commitment Amount: One Million Dollars ($1,000,000)

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of
2. Additions (please explain on reverse)

3. TOTAL ACCOUNTS RECEIVABLE		$—

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication) (all determined in accordance with the definition of “Eligible Accounts”)+A61
4. Amounts over 120 days due
5. Accounts with a positive credit balance over 120 days
6. Balance of 25% over 120 day accounts
7. Concentration Limits
8. Foreign Accounts excluding Eligible Foreign Accounts
9. Governmental Accounts
10. Contra Accounts (Sales to AP vendors)
11. Demo Accounts
12. Affiliate Accounts
13. Other as required by the definition of “Eligible Accounts”) (please explain on reverse)
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$—
15. Eligible Accounts (#3 minus #14)		$—

16. LOAN VALUE OF ACCOUNTS (80% of #14)		$—

BALANCES
17. Maximum Loan Amount		1,000,000
18. Total Funds Available [Lesser of #16 or #15]
19. Present balance owing on Revolving Credit	$
20. Outstanding under Swing Line and Letter of Credit Obligations		$0

21. RESERVE POSITION (#17 minus #18 and #19)		$—

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the terms of the Amended and Restated Credit Agreement between the undersigned, the financial institutions from time to time parties thereto (the “Lenders”), and Comerica Bank as agent for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”).

INOGEN, INC.

By:
Authorized Signer:

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank	AND	Square 1 Bank
	Technology & Life Sciences Division		406 Blackwell Street, Suite 240
	Loan Analysis Department		Durham, North Carolina 27701
	Five Palo Alto Square, Suite 800		Attn: Loan Operations Manager
	3000 El Camino Real		FAX: (919) 314-3080
Palo Alto, CA 94306
Phone: (650) 846-6820
Fax: (650) 462-6061
FROM: INOGEN, INC

The undersigned authorized Officer of INOGEN, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Credit Agreement (i) Borrower is in complete compliance for the period ending             ,          with all required covenants, except as noted below, (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement and (iii) all representations and warranties of the Credit Parties stated in the Loan Documents are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly within 30 days	YES	NO
Compliance Certificate	Monthly within 30 days	YES	NO
CPA Audited, Unqualified F/S	Annually, within 150 days of FYE	YES	NO
Borrowing Base Cert.	Monthly, within 30 days; and prior to initial Advance	YES	NO
A/R & A/P Agings, report of In-Use Rental Equipment	Monthly within 30 days	YES	NO
Annual Business Plan (incl. operating budget)	Annually, within 30 days of FYE	YES	NO
Audit	Initial and Semi-annual	YES	NO
If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO
1. Total amount of Borrower’s cash and investments	Amount:$	YES	NO
2. Total amount of Borrower’s cash and investments maintained with Comerica	Amount:$ Is no.2 Borrower’s “primary” accounts? If so, in compliance	YES	NO
3. Total amount of Borrower’s cash and investments maintained with Square One Bank	Amount:$ Is no.3 at least 40% of no.1 (on a rolling, 2-mo basis)? If so, in compliance	YES	NO

REPORTING COVENANTS	DESCRIPTION	APPLICABLE
Investigation or Audit re Healthcare Law violation of Medicare/Medicaid fraud/abuse	Notify promptly upon notice	YES	NO
Other Investigation or Audit re Healthcare Law violation > $100,000 or Material Adverse Effect	Notify promptly upon notice	YES	NO
Notice of recommendation of suspension, termination, limitation on Medicaid, Medicare or other payor program eligibility or right to reimbursement	Notify promptly upon notice	YES	NO
Litigation or any other event with Material Adverse Effect	Notify promptly upon notice	YES	NO
Cross default with other agreements > $250,000	Notify promptly upon notice	YES	NO
Judgment > $250,000	Notify promptly upon notice	YES	NO

FINANCIAL	REQUIRED	ACTUAL	COMPLIES
TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:
Senior Leverage Ratio (commencing on first reporting date after first Term Loan C Advance was made)	2.75:1.00		YES	NO
Minimum Debt Service Coverage Ratio**	1.20:1.00		YES	NO				$0
Minimum Liquidity Ratio	1.50:1.00		YES	NO		Cash + AR Fac	3,248,277	$6,496,533
						Current Debt	3,652,778
*Until DSCR is in effect
Commencing with Borrower’s financial results ending 12/31/2012					**		0.89
						EBIDTA, 6 mo Less capex / taxes	3,067,171
OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES				(5,734,331)

Permitted Indebtedness for equipment leases	<$250,000	$	YES	NO		Plus rent unit assets	4,651,149

Permitted Other Indebtedness	<$100,000
Permitted Asset Sales	<$250,000/Fiscal Year
Permitted Acquisitions	<$250,000
Permitted Investments for stock repurchase	<$250,000/Fiscal Year	$	YES	NO		total	1,983,989
Permitted Intercompany Investments	<$250,000	$	YES	NO		Cash principal + int, last 6 mo	1,642,247
Permitted Investments for employee loans	<$250,000	$	YES	NO			1.21
Permitted Investments for joint ventures	<$250,000	$	YES	NO
Permitted Investments for purchase deposits	<$100,000
Permitted Other Investments	<$100,000
Permitted Liens for equipment leases	<$250,000	$	YES	NO		principal payments, last 6 mo	1,381,944
			YES	NO		int payments, last 6 mo	260,303
1,642,247

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Credit Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Authorized Signer
Name: Alison Bauerlein
Title: VP, Finance / CFO

EXHIBIT H

FORM OF ASSIGNMENT AGREEMENT

Date:

To:	Borrower

and

Comerica Bank (“Agent”)

Re:	Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

Ladies and Gentlemen:

Reference is made to Section 13.7 of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert name of assignor] (the “Assignor”) to [insert name of assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1, such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances), Term Loan A, Term Loan B and Term Loan C shall be as set forth in the attached Schedule 2 with respect to the Assignee.

The Assignor hereby instructs Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to Borrower without the intervention of Agent, the Assignor or any other Lender; and (b) has made and will continue to make, independently and without reliance upon Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither Agent, nor the Assignor has made any representations or warranties about the creditworthiness of Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.7 of the Credit Agreement.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)	the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Percentage referred to in the second paragraph of this Assignment Agreement.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by Agent:

(1)	the delivery to Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

(2)	the payment to Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

(3)	the payment to Agent of the processing fee referred to in Section 13.7(d)(ii) of the Credit Agreement, in the amount of $ ; and

(4)	all other restrictions and items noted in Section 13.7 of the Credit Agreement have been completed.

Agent shall notify the Assignor and the Assignee, along with Borrower, of the Effective Date.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

(A)	Address for Notices:

Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

(C)	Proposed effective date of assignment.

The Assignee has delivered to Agent (or is delivering to Agent concurrently herewith) the tax forms referred to in Section 13.12 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by Agent. The Assignor has delivered to Agent (or shall promptly deliver to Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.

The laws of the State of California shall govern the validity, interpretation and enforcement of this Agreement.

* * *

Signatures Follow on Succeeding Pages

Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By:

Its:

[ASSIGNEE]

By:

Its:

ASSIGNMENT AGREEMENT ACCEPTED AND CONSENTED TO

This      day of             , 20         BY:

COMERICA BANK, as Agent

By:

Its:

INOGEN, INC.*

By:

Its:

[*Borrower’s consent will be required except as specified in Section 13.7 of the Credit Agreement.]

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

Schedule 1

AMOUNT OF ASSIGNOR’S INTEREST

ASSIGNED TO ASSIGNEE

Schedule 2

ASSIGNEE’S PERCENTAGES AND ALLOCATIONS

EXHIBIT I

FORM OF GUARANTY

Attached.

GUARANTY

THIS GUARANTY dated as of,             ,          (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”), is made by the undersigned Guarantors (collectively, the “Guarantors” and each, individually, a “Guarantor”) to Comerica Bank, a Texas banking association (“Comerica”), as administrative agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”).

RECITALS:

A. Inogen, Inc. (“Borrower”) has entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October     , 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) with each of the financial institutions from time to time signatory thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to Borrower, as provided therein.

B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that each of the Guarantors provide to the Agent, for and on behalf of the Lenders, this Guaranty.

C. Each of the Guarantors desires to see the success of Borrower. Furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to Borrower.

D. The business operations of Borrower and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions. To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes, and the proceeds of advances under the credit facilities extended under the Credit Agreement will directly or indirectly benefit Borrower and the Guarantors hereunder, severally and jointly.

E. The Agent is acting as agent for the Lenders pursuant to Section 12 of the Credit Agreement.

NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this Guaranty.

1. Definitions. As used in this Guaranty, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. The term “Lenders” as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement. In addition, the following term shall have the following meaning:

“Guaranteed Obligations” shall mean, collectively, all Indebtedness (as defined in the Credit Agreement) of Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after maturity thereof and accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding and including, without limitation, interest at the highest allowable per annum rate specified in any document, instrument or agreement applicable to any of the Indebtedness), and all other liabilities and obligations of any Borrower, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement, this Guaranty and the other Loan Documents.

2. Guaranty. Each of the Guarantors hereby, jointly and severally, guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, and performance of the Guaranteed Obligations. Each of such Guarantors further jointly and severally agrees to pay any and all expenses (including reasonable attorneys’ fees), that may be paid or incurred by the Agent or any Lender in enforcing or preserving rights with respect to or collecting any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against the Guarantors under this Guaranty.

3. Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of any Credit Party under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against Borrower or against any other Guarantor or other Person providing collateral, or to exhaust any security for the performance of the obligations of Borrower, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released until, subject to Section 15 hereof, final payment in full of all of the Guaranteed Obligations due or to become due and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the other Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Guaranteed Obligations (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting Borrower, any or all of the Guarantors or any other Person or any of their respective Affiliates including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Lenders or any or all of the

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Guarantors, or any other Person providing collateral for any of the Guaranteed Obligations, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any Person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason; (vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

4. Waivers. Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

(a)	any defense based upon or arising by reason of:

(i)	the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

(ii)	any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(iii)	any disability or other defense of Borrower or any other Person;

(iv)	any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower or any other Person, or any defect in the formation of Borrower or any other Person;

(v)	the application by Borrower of the proceeds of any Guaranteed Obligations for purposes other than the purposes represented by Borrower to the Lenders or intended or understood by the Lenders or the Guarantors;

(vi)	any act or omission by the Lenders which directly or indirectly results in or aids the discharge of Borrower or any Guaranteed Obligations by operation of law or otherwise; or

(vii)	any modification of Guaranteed Obligations, in any form whatsoever including without limit any modification made after effective termination, and including without limit, the renewal, extension, acceleration or other change in time for payment of the Guaranteed Obligations, or other change in the terms of any Guaranteed Obligations, including without limit increase or decrease of the interest rate;

(b)	any duty on the part of Agent or any of the Lenders to disclose to such Guarantor any facts Agent or the Lenders may now or hereafter know about Borrower, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor;

3

(c)	any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and

(d)	all rights to participate in any security now or hereafter held by the Agent or any Lender.

Each Guarantor understands that, absent this waiver, the Agent’s election of remedies, including but not limited to its decision to proceed to nonjudicial foreclosure on any real property securing the Guaranteed Obligations, could preclude the Agent, on behalf of the Lenders, from obtaining a deficiency judgment against Borrower and each Guarantor pursuant to California Code of Civil Procedure Sections 580a, 580b, 580d or 726 and could also destroy any subrogation rights which such Guarantor has against Borrower. Each Guarantor further understands that, absent this waiver, California law, including without limitation, California Code of Civil Procedure Sections 580a, 580b, 580d or 726, could afford such Guarantor one or more affirmative defenses to any action maintained by the Agent, on behalf of the Lenders, against such Guarantor on this Guaranty.

Each Guarantor waives any and all rights and provisions of California Code of Civil Procedure Sections 580a, 580b, 580d and 726, including, but not limited to any provision thereof that: (i) may limit the time period for the Agent, on behalf of the Lenders, to commence a lawsuit against Borrower or any Guarantor to collect any of the Guaranteed Obligations owing by Borrower or any Guarantor to Lenders; (ii) may entitle Borrower or any Guarantor to a judicial or nonjudicial determination of any deficiency owed by Borrower or any Guarantor to the Agent, on behalf of the Lenders, or to otherwise limit the Agent’s right to collect a deficiency based on the fair market value of such real property security; (iii) may limit the Agent’s right to collect a deficiency judgment after a sale of any real property securing the Guaranteed Obligations; (iv) may require the Agent to take only one action to collect the Guaranteed Obligations or that may otherwise limit the remedies available to the Agent to collect the Guaranteed Obligations.

Each Guarantor waives all rights and defenses arising out of an election of remedies by the Agent, on behalf of the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s and the Lenders’ rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor waives all rights and defenses that such Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things:

(a)	The Agent, on behalf of the Lenders, may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower to secure the Guaranteed Obligations.

(b)	If the Agent, on behalf of the Lenders, forecloses on any real property collateral pledged by Borrower to secure the Guaranteed Obligations:

(i)	The amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

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(ii)	The Agent, on behalf of the Lenders, may collect from any Guarantor even if the Agent, on behalf of the Lenders, by foreclosing on the real property pledged as collateral, has destroyed any right that the any Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL BENEFITS, DEFENSES TO PAYMENT OR PERFORMANCE, OR ANY RIGHT TO PARTIAL OR COMPLETE EXONERATION ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, AND 2850.

Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to Borrower.

5. Waiver of Subrogation. Each Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against Borrower, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any of the Guaranteed Obligations or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Guaranteed Obligations have been repaid and discharged in full, no Letters of Credit shall remain outstanding and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Lenders, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor’s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.

Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to Borrower.

6. Other Transactions. The Agent and each of the Lenders may deal with Borrower and any security held by them for the obligations of Borrower in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to any of the Guarantors, among other things, to grant to Borrower such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit Borrower to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

5

7. Remedies; Right to Offset. The Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

At the option of the Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by the Agent against Borrower or any of the other parties providing Collateral for any of the Guaranteed Obligations, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against Borrower and/or any of the other parties providing Collateral for any of the Guaranteed Obligations.

Each of the Guarantors acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Guaranteed Obligations of any Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or either or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Agent or any of the Lenders or otherwise.

8. Borrower’s Financial Condition. Each Guarantor delivers this Guaranty based solely on its own independent investigation of (or decision not to investigate) the financial condition of Borrower and is not relying on any information furnished by Agent or the Lenders. Each Guarantor assumes full responsibility to keep itself informed concerning the financial condition of Borrower and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, the status of the Guaranteed Obligations or any other matter which such Guarantor may deem necessary or appropriate, now or later.

9. Representations and Warranties; Covenants. Each Guarantor (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Article 6 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals hereto, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (b) agrees to comply with the covenants set forth in Article 7 and Article 8 of the Credit Agreement, and (ii) not to otherwise engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

10. Governing Law; Severability. This Guaranty shall be governed by and construed in accordance with the laws of the State of California. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

11. Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on the signature pages to this Guaranty; or, as directed to the Guarantors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form

6

by facsimile machine (with electronic confirmation of receipt), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

12. Amendments; Future Subsidiaries. The terms of this Guaranty may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement. Any Person at any time required to become a Guarantor pursuant to Section 7.13 of the Credit Agreement or otherwise shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent and the Lenders that certain joinder agreement in the form attached hereto as Exhibit A.

13. No Waiver. No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

14. Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Agent, on behalf of Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Agent and the Lenders may, without notice to any Guarantors, extend or renew any part or all of the obligations of Borrower under the Credit Agreement or otherwise, and may permit any such Person to incur additional indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

15. Release; Reinstatement. Upon the final payment and discharge in full of all Guaranteed Obligations and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, the Agent shall deliver to such Guarantors, upon written request therefor, (a) a written release of this Guaranty and (b) appropriate discharges of any Collateral provided by the Guarantors for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Guarantor, Borrower or other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or

7

such Lenders, or any person other than Borrower, the Subsidiaries, or Affiliates of Borrower or the Subsidiaries), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which Borrower is obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Guaranty “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

16. Consent to Jurisdiction. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or California state court sitting in the County of Los Angeles California in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or California state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of California (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses identified in Section 11 hereof in the manner set forth therein.

17. Headings. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.

18. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. JURY TRIAL WAIVER. EACH GUARANTOR AND THE AGENT ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH GUARANTOR AND THE AGENT, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE GUARANTEED OBLIGATIONS.

(a)	In the event that the jury trial waiver contained in this Section 19 is not enforceable, the parties elect to proceed as follows:

(b)	With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Guaranty or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Guaranty, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)

The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession,

8

temporary restraining orders or preliminary injunctions). This Section does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Section.

(d)	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)	The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)	Except as expressly set forth in this Section, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The

9

referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THE GUARANTY.

20. Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Agent and the Lenders that the amount of the respective Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Guarantor’s respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor’s respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 20, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 20 that would not otherwise be available under Applicable Insolvency Laws.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

10

IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

GUARANTORS:

[GUARANTOR]

By:

Its:

Address for Notices:

Fax No.:
Telephone No.:
Attention:

11

EXHIBIT A

JOINDER AGREEMENT

(Guaranty)

THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of             ,          by                      (“New Guarantor”).

WHEREAS, pursuant to Section 7.13 of that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October     , 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) by and among Inogen, Inc. (the “Borrower”), the financial institutions signatory thereto from time to time (the “Lenders”) and Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), the Lenders have agreed to extend credit to Borrower on the terms set forth in the Credit Agreement and pursuant to Section 12 of that certain Guaranty dated as of             ,          (as amended, restated or otherwise modified from time to time, the “Guaranty”) executed and delivered by the Guarantors named therein (“Guarantors”) in favor of Agent, for and on behalf of the Lenders, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.

NOW THEREFORE, as a further inducement to each of the Lenders to continue to provide credit accommodations to Borrower, New Guarantor hereby covenants and agrees as follows:

A. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

B. New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 7.13 of the Credit Agreement and Section 12 of the Guaranty and does so in consideration of the extension of the Indebtedness, from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

C. New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

D. No Default or Event of Default (each term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

E. This Joinder Agreement shall be governed by the laws of the State of California and shall be binding upon New Guarantor and its successors and assigns.

IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of             ,         .

[NEW GUARANTOR]

By:

Its:

2

EXHIBIT J

[Reserved]

EXHIBIT K-1

FORM OF TERM LOAN A NOTE

$	, 20

FOR VALUE RECEIVED, Inogen, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($        ), or if less, the aggregate principal amount of the Term Loan A Advances made by the Payee, in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan A Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower.

This Note evidences Term Loan A Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Payee by any other instrument or by law.

INOGEN, INC.

By:

Its:

2

EXHIBIT K-2

FORM OF TERM LOAN B NOTE

$	, 20

FOR VALUE RECEIVED, Inogen, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($        ), or if less, the aggregate principal amount of the Term Loan B Advances made by the Payee, in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan B Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower.

This Note evidences Term Loan B Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Payee by any other instrument or by law.

INOGEN, INC.

By:

Its:

2

EXHIBIT K-3

FORM OF TERM LOAN C NOTE

$	, 20

FOR VALUE RECEIVED, Inogen, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($        ), or if less, the aggregate principal amount of the Term Loan C Advances made by the Payee, in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan C Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower.

This Note evidences Term Loan C Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Payee by any other instrument or by law.

INOGEN, INC.

By:

Its:

2

EXHIBIT L

FORM OF TERM LOAN RATE REQUEST

No.	Dated:

To:	Comerica Bank, as Agent

RE:	Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

Pursuant to the Credit Agreement, Borrower hereby requests that the Lenders refund or convert, as applicable, an Advance under the Term Loan from Lenders as follows:

(B)	Date of Refunding or Conversion of Advance:

(C)	Applicable Term Loan:

☐	Term Loan A

☐	Term Loan B

☐	Term Loan C

(D)	Type of Activity:

☐	Refunding

☐	Conversion

(E)	Type of Advance (check only one):

☐	Base Rate Advance

☐	Eurodollar-based Advance

(F)	Amount of Advance:

$

(G)	Interest Period (applicable to Eurodollar-based Advances)

         months

(H)	Disbursement Instructions

☐	Comerica Bank Account No.

☐	Other:

Borrower hereby certifies as follows:

1. There is no Default or Event of Default in existence, and none will exist upon the refunding or conversion of such Advance (both before and immediately after giving effect to such Advance); and

2. The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of this Request (both before and immediately after giving effect to such Request), other than any representation or warranty that expressly speaks only as of a different date.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

INOGEN, INC.

By:

Its:

2

EXHIBIT M

FORM OF SWING LINE PARTICIPATION CERTIFICATE

            ,

[Name of Lender]

Re:	Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

Ladies and Gentlemen:

Pursuant to subsection 2.5(e) of the Credit Agreement, the undersigned hereby acknowledges receipt from you of $         as payment for a participating interest in the following Swing Line Advance:

Date of Swing Line Advance:

Principal Amount of Swing Line Advance:

The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(e) thereof.

Very truly yours,

Comerica Bank, as Agent

By:

Its:

EXHIBIT N

FORM OF REQUEST FOR TERM LOAN C ADVANCE

No.	Dated: , 20

TO:	Comerica Bank (“Agent”)

RE:	Amended and Restated Revolving Credit and Term Loan Agreement made as of the 12th day of October, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Inogen, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(A)	Date of Advance:

(B)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s).

(C)	Type of Advance (check only one):

☐	Base Rate Advance

☐	Eurodollar-based Advance

(D)	Amount of Advance:

$

(E)	Interest Period (applicable to Eurodollar-based Advances)

         months

(F)	Disbursement Instructions

☐	Comerica Bank Account No.

☐	Other:

Attached hereto is a true, complete and accurate report of the documented cost of all In-Use Revenue Generating Rental Equipment as required under Section 4.4 of the Credit Agreement.

Borrower certifies to the matters specified in Section 4.4 of the Credit Agreement (including, without limitation, that the amount of the Term Loan C Advance requested hereunder does not exceed eighty percent

(80%) of the documented cost of In-Use Revenue Generating Rental Equipment and any In-Use Revenue Generating Rental Equipment used in the calculation of this Term Loan C Advance has not been used in the calculation of a previous Term Loan Advance).

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

INOGEN, INC.

By:

Its:

Agent Approval:

2

Attachment

Documented Cost of In-Use Revenue Generating Rental Equipment

(See attached.)

Schedule 1.1

Applicable Margin Grid

Revolving Credit and Term Loan Facility

(basis points per annum)

Basis for Pricing	Applicable Margin (in basis points)
Revolving Credit Base Rate Margin	1.00
Term Loan A Base Rate Margin	1.25
Term Loan B Base Rate Margin	2.50
Term Loan C Base Rate Margin	2.25

*	Definitions as set forth in the Credit Agreement.

Schedule 1.2

Percentages and Allocations

Revolving Credit and Term Loan Facilities

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS	TERM LOAN A PERCENTAGE	TERM LOAN A ALLOCATIONS	TERM LOAN B PERCENTAGE	TERM LOAN B ALLOCATIONS	TERM LOAN C PERCENTAGE	TERM LOAN C ALLOCATIONS
Comerica Bank	50.00%	$500,000	50.00%	$791,666.61	50.00%	$3,444,444.45	50.00%	$6,000,000
Square 1 Bank	50.00%	$500,000	50.00%	$791,666.61	50.00%	$3,444,444.45	50.00%	$6,000,000

TOTALS	100%	$1,000,000	100%	$1,583,333.22	100%	$6,888,888.90	100%	$12,000,000

LENDERS	TOTAL ALLOCATIONS	WEIGHTED PERCENTAGE
Comerica Bank	$10,736,111.06	50.00%
Square 1 Bank	$10,736,111.06	50.00%

TOTALS	$21,472,222.12	100%

Exhibit A to Schedule 6.19

Form of Trademark License Agreement

Trademark License Agreement

Inogen, Inc., a Delaware corporation (“Licensor”) and                      (the “Licensee”), agree as follows:

RECITALS

WHEREAS, Licensee has purchased or desires to purchase the Inogen One products (the “Products”) from EVO, Inogen’s exclusive distributor of the Products, for the purpose of reselling such Products pursuant to the terms of a Reseller Agreement between Licensee and EVO (a “Reseller Agreement”) or for the purpose of making the Products available for use by patients of Licensee; and

WHEREAS, Licensee desires to use the Inogen trademarks, tradenames and service marks identified in Schedule A hereto (the “Inogen Marks”) upon the terms and subject to the conditions set forth herein, to resell the Products pursuant to the terms of the Reseller Agreement or to promote the availability of the Products for use by patients of Licensee.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions set forth herein, the parties hereof agree as follows:

1. Trademarks, Trade Names, Service Marks. Inogen hereby grants to Licensee, and Licensee hereby accepts, a trademark license to use the Inogen Marks only in connection with the marketing and promotion of the Products and only in accordance with the terms of this Agreement. The license granted herein is nonexclusive and Inogen shall be free to license others to use the Inogen Marks.

2. Use of Inogen Marks. Licensee shall follow the instructions in Schedule B entitled “Graphics Standards Requirements” for using and displaying Inogen Marks. Additionally, to ensure quality standards, Licensor has the right to review and approve any materials related to the use and display of the Inogen Marks, including the use and display in print, broadcast, electronic media or otherwise. Licensee shall submit such materials to Inogen, via facsimile at (805) 562-0516, and shall not use any materials which include the Inogen Marks until Inogen has provided prior written consent for such use. Except for the marketing and promotion of the Products under the Inogen Marks as provided herein, Licensee is expressly prohibited from conducting business under or otherwise using the Inogen Marks (or any name or mark confusingly similar thereto).

3. Agreement Term. The Term of this Agreement shall be for one year beginning as of the date of execution by Inogen and shall be automatically renewable for each additional year unless otherwise terminated earlier.

4. No Agency. Nothing contained in this Agreement shall be deemed to constitute the Licensee an agent, representative or employee of Inogen for any purpose.

5. Termination. The Agreement Term may be terminated:

(a) By either party, without cause, by giving written notice to the other prior to the effective date of termination specified in such notice;

(b) By Inogen, in the event of a breach by Licensee of any of its obligations or responsibilities under this Agreement, or any other agreement between Inogen and the Licensee, or any liquidation or bankruptcy proceeding by Licensee, by written notice of termination to the Licensee, effective upon the giving of such notice.

5. Rights and Obligations After Termination. After termination of the Agreement Term (including termination by reason of the expiration of its term), the Licensee shall discontinue using the Inogen Marks and shall promptly return to Inogen all advertising and promotional materials and discontinue all advertising and promotion of the Products.

6. Assignment. This Agreement, and the Licensee’s rights and obligations hereunder, shall not be assigned in whole or in part by the Licensee, and any such attempted assignment shall be void and of no effect. Inogen reserves the right to assign all or any part of this Agreement and its rights and obligations hereunder without the Licensee’s consent.

7. Notices. Any and all notices permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, and shall be deemed to have been delivered if delivered personally or sent by registered, certified mail, or facsimile to the other party at its address set forth in this Agreement. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice.

8. Miscellaneous.

(a) Failure to enforce any rights hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of those or any other rights.

(b) This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

(c) Any addition to or modification of this Agreement shall not be binding unless in writing and signed by both parties.

(d) If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court.

(e) This Agreement constitutes the full and complete agreement of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

(f) The person signing on behalf of a party represents that such person has authority to bind such party.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first written above.

LICENSEE	Inogen, Inc., a Delaware corporation

By:
Legal Name of Licensee	Signature

By:
Signature	Name (Print or Type) Date

Name (Print or Type)	Title (Print or Type)

Title (Print or Type)

Trade Name of Licensee (If different from legal name)

Licensee Address

Licensee Email Address

Licensee Phone Number

SCHEDULE A

INOGEN MARKS:

INOGEN

INOGEN ONE

SATELLITE CONSERVER

INOGEN DESIGN MARKS:

November 25, 2013

Inogen, Inc.

326 Bollay Drive

Goleta, California 93117

Attention: Alison Bauerlein

Re:	Letter Amendment (this “Amendment”) to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), and Inogen, Inc. (the “Borrower”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement. Except as specifically defined to the contrary herein, capitalized terms used in this Amendment shall have the meanings given them in the Credit Agreement. This Amendment shall not become effective unless and until countersigned by the Borrower and requisite Lenders and returned to the Agent.

We understand, from the Registration Statement submitted by the Borrower to the United States Securities and Exchange Commission on November 27, 2013, that the Borrower is planning an Initial Public Offering. The Borrower has requested that the requisite Lenders amend the Credit Agreement to permit such Initial Public Offering.

This Amendment confirms our mutual agreement, with the consent of the requisite Lenders, effective as of the date hereof, to amend the definition of “Change of Control” in Section 1.1 of the Credit Agreement by amending and restating said definition to read in its entirety as follows:

“Change of Control” shall mean (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction, (b) the occurrence of an Initial Public Offering on or after November 27, 2014, or (c) the occurrence of an event or series of events that would trigger a violation of any change of control or change in control provision in any of the Subordinated Debt Documents.”

The Borrower represents and warrants that, after giving effect hereto, (a) execution and delivery of this Amendment and the performance by Borrower of its obligations under this Amendment, the Credit Agreement and the other Loan Documents are within Borrower’s corporate power, have been duly authorized, are not in contravention of any law applicable to Borrower or the terms of Borrower’s organizational documents, and, except as have been previously obtained, do not require the consent or approval, material to the modifications contemplated in this Amendment, of any governmental body, agency or authority, and this Amendment, the Credit Agreement and the other Loan Documents constitute the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date), and (c) as of the date hereof, no Default or Event of Default shall have occurred and be continuing.

Except as set forth in this Amendment, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder, or any of the other Loan Documents, or to constitute a waiver by the Agent or any Lender of any right or remedy under the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

The Borrower ratifies, confirms, reaffirms, remakes, covenants and agrees to be bound by each of the covenants, agreements and obligations of the Borrower and its Subsidiaries as set forth in and contained under the Credit Agreement, as amended, restated or otherwise modified from time to time and as set forth in and contained under all other Loan Documents related to the Credit Agreement, in each case as amended, restated or otherwise modified from time to time.

By signing and returning a counterpart of this Amendment to the Agent, the Borrower acknowledges its acceptance of the terms of this Amendment.

This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Each of the undersigned agrees that any copy of this Amendment signed by each of them and transmitted by facsimile or email, or any other method for delivery to the Agent, shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

This Amendment is a Loan Document.

This Amendment shall be construed in accordance with and governed by the laws of the State of California without regard for its conflicts of law provisions.

Very truly yours, COMERICA BANK, as Agent

By:	/s/ Evan M. Huckabay
Its:	Vice President

Acknowledged and Agreed as of the date set forth above: INOGEN, INC.

By:	/s/ Alison Bauerlein
Its:	CFO

APPROVAL OF AMENDMENT

Re:	Letter Amendment (“Amendment”) dated as of November 25, 2013 under that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), and Inogen, Inc. (the “Borrower”).

The undersigned Lender hereby approves the attached Amendment in its entirety, on the terms stated above.

Dated as of the date set forth above.

COMERICA BANK

By:	/s/ Evan M. Huckabay
Its:	Vice President

APPROVAL OF AMENDMENT

Re:	Letter Amendment (“Amendment”) dated as of November 25, 2013 under that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), and Inogen, Inc. (the “Borrower”).

The undersigned Lender hereby approves the attached Amendment in its entirety, on the terms stated above.

Dated as of the date set forth above.

SQUARE 1 BANK

By:	/s/ Scott R. Foote
Its:	Managing Director

Execution Copy

January 10, 2014

Inogen, Inc.

326 Bollay Drive

Goleta, California 93117

Attention: Alison Bauerlein

Re:	Second Amendment (this “Amendment”) to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), and Inogen, Inc. (the “Borrower”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement. Except as specifically defined to the contrary herein, capitalized terms used in this Amendment shall have the meanings given them in the Credit Agreement. This Amendment shall not become effective unless and until countersigned by the Borrower and requisite Lenders and returned to the Agent.

The Borrower has advised the Agent that, with respect to Schedules 1.3 to 13.5 (the “Existing Schedules”) delivered by the Borrower on the Effective Date (as defined in the Credit Agreement) of the Credit Agreement, certain of the Existing Schedules erroneously included certain information that was not required to be included by the Borrower pursuant to the terms of the Credit Agreement. The Borrower has requested, to correct such Existing Schedules, that Schedules 1.3 to 13.5 to the Credit Agreement be amended and restated, as of the Effective Date, with the Schedules attached to this Amendment as Attachment 1 (the “Amended and Restated Schedules”). The Agent and the Lenders are willing to do so, based on the Borrower’s remaking the representations and warranties (based, to the extent applicable, on the Amended and Restated Schedules) in the succeeding paragraph of this Amendment. The Existing Schedules are hereby deleted and replaced, in their entirety (retroactive to the Effective Date), with the Amended and Restated Schedules.

The Borrower represents and warrants that, after giving effect hereto, (a) execution and delivery of this Amendment and the performance by the Borrower of its obligations under this Amendment, the Credit Agreement and the other Loan Documents are within the Borrower’s corporate power, have been duly authorized, are not in contravention of any law applicable to the Borrower or the terms of the Borrower’s organizational documents, and, except as have been previously obtained, do not require the consent or approval, material to the modifications contemplated in this Amendment of any governmental body, agency or authority, and this

Amendment, the Credit Agreement and the other Loan Documents constitute the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except for the representations and warranties in Section 6.3(b), 6.17, 6.18, 6.20, 6.21(c) and 6.27 of the Credit Agreement, which speak only as of the Effective Date), and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, and (c) as of the date hereof, no Default or Event of Default shall have occurred and be continuing.

Except as set forth in this Amendment, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder, or any of the other Loan Documents, or to constitute a waiver by the Agent or any Lender of any right or remedy under the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

The Borrower ratifies, confirms, reaffirms, remakes, covenants and agrees to be bound by each of the covenants, agreements and obligations of the Borrower and its Subsidiaries as set forth in and contained under the Credit Agreement, as amended, restated or otherwise modified from time to time and as set forth in and contained under all other Loan Documents related to the Credit Agreement, in each case as amended, restated or otherwise modified from time to time.

By signing and returning a counterpart of this Amendment to the Agent, the Borrower acknowledges its acceptance of the terms of this Amendment.

This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Each of the undersigned agrees that any copy of this Amendment signed by each of them and transmitted by facsimile or email, or any other method for delivery to the Agent, shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

This Amendment is a Loan Document.

This Amendment shall be construed in accordance with and governed by the laws of the State of California without regard for its conflicts of law provisions.

Very truly yours,

COMERICA BANK, as Agent

By:	/s/ Gary Reagan

Its:	SVP

Signature page to Second Amendment

(3059479)

Acknowledged and Agreed as of the date set forth above:

INOGEN, INC.

By:	/s/ Alison Bauerlein

Its:	CFO

Signature page to Second Amendment

(3059479)

APPROVAL OF AMENDMENT

Re:	Second Amendment (“Amendment”) dated as of January 10, 2014 to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), and Inogen, Inc. (the “Borrower”).

The undersigned Lender hereby approves the attached Amendment in its entirety, on the terms stated above.

Dated as of the date set forth above.

COMERICA BANK

By:	/s/ Gary Reagan

Its:	SVP

Signature page to Second Amendment

(3059479)

APPROVAL OF AMENDMENT

Re:	Second Amendment (“Amendment”) dated as of January 10, 2014 to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 12, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), and Inogen, Inc. (the “Borrower”).

The undersigned Lender hereby approves the attached Amendment in its entirety, on the terms stated above.

Dated as of the date set forth above.

SQUARE 1 BANK

By:	/s/ Lisa Foussianes

Its:	VP

Signature page to Second Amendment

(3059479)

Attachment 1

Amended and Restated Schedules

(See attached.)

SCHEDULES TO CREDIT AGREEMENT

1.3 - Compliance Information

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers
Inogen, Inc	326 Bollay Drive, Goleta, CA 93117 1450 Sam Davis Road, Suite 140, Smyrna, TN 37167 1125 East Collins Blvd, Suite 200, Richardson, TX 75081	C Corporation	Delaware	33-0989359

5.1(b)(iii)	Jurisdictions in Which Credit Parties are Qualified to do Business California, Delaware

5.1(c)(ii)	List of Jurisdictions in which to file financing statements Inogen, Inc – Delaware

6.1	No disclosures required

6.2	No disclosures required

6.3(b)	326 Bollay Drive, Goleta, CA 93117

1450 Sam Davis Road, Suite 140, Smyrna, TN 37167

1125 East Collins Blvd, Suite 200, Richardson, TX 75081

6.4	No Exceptions

6.5	No Exceptions

6.6	No Exceptions

6.7	No Exceptions

6.8	No Exceptions

            6.9     Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

Inogen, Inc v. Inova Labs (08cv0169z) (Central District of California)

On November 4, 2011 Inogen Inc. filed a complaint for patent infringement against Inova Labs in the United States District Court for the Central District of California. Subsequently, Inova Labs filed requests for inter partes reexamination with the United States Patent and Trademark Office relating to the two patents asserted by Inogen in the lawsuit. The reexamination proceedings are currently pending. The lawsuit has been stayed pending the outcome of the reexamination proceedings.

Inogen, Inc. v. SeQual Technologies, Inc. (09cv2391) and SeQual Technologies, Inc. v. Inogen, Inc. (10cv0410) (Both in the Southern District of California)

Letter from Jim Bixby of SeQual Technologies Inc. (“SeQual”) dated October 29, 2004. Response letter from Company intellectual property counsel, Knobbe, Martens, Olson and Bear, LLP concerning same.

In October, 2009, Inogen, Inc. filed a complaint for patent infringement against SeQual Technologies Inc. In February, 2010, SeQual asserted a patent infringement action against Inogen, Inc. Both litigations were settled out of court in 2010.

Other IP Matters

Letter from Billy Brown dated November 28th, 2011 regarding a patent application.

Letter from AirSep Corporation dated March 17, 2004 regarding patent royalties and related response letter from Company intellectual property counsel, Knobbe, Martens, Olson and Bear, LLP regarding same.

Letter from Earl Yager, of Chad Therapeutics, Inc. dated June 16, 2005 regarding patent royalties and related response letter from Company intellectual property counsel, Knobbe, Martens, Olson and Bear, LLP regarding same.

Other Matters

6.10    No Exceptions

6.11

6.12

6.13

Inogen recently underwent a 401(k) audit of our records from 2004 – 2011. In this audit, it was discovered that some 401(k) amounts were not properly deducted from paychecks in 2006, 2007, and 2009. Inogen is currently in process to file a correction and will issue ~$12k in payments (including penalties) to correct these amounts.

6.14

6.15    No Exceptions

6.16    No Exceptions

6.17    Management Agreements.

Offer Letter with Robert Fary, dated October 1, 2003, pursuant to which the Company has continuing obligations to pay Mr. Fary an automobile allowance of $6,000 per year, paid monthly. The Company no longer has any commitments pursuant to the “Severance/ Salary Continuation” provisions of Mr. Fary’s offer letter (the “Fary Offer Letter”)

Offer Letter with Scott Wilkinson, dated October 21 2005. The Company no longer has any commitments pursuant to the “Additional Compensation” and “Severance/ Salary Compensation” provisions of Mr. Wilkinson’s offer letter (the “Wilkinson Offer Letter”)

Employment Agreement with Raymond Huggenberger, dated January 2, 2007 (the “Huggenberger Employment Agreement”), which contains a severance agreement providing for salary continuation for nine months if Mr. Huggenberger is dismissed without cause. Further, the Huggenberger Employment Agreement provides that the company shall reimburse him for all actual & reasonable costs incurred by him as a result of his relocation to Santa Barbara, CA including up to $1,500 per month temporary housing allowance, travel expenses, and moving expenses subjective to documentation and not to exceed $100,000 in aggregate, grossed up by 45% to cover additional taxes. Further, the Huggenberger Employment Agreement is eligible for an annual performance bonus award up to 40% of base salary for 2009 and thereafter. The actual annual bonus payable shall be between 0% and 40% of base salary with specific financial targets for the MIP to be mutually agreed upon between the executive and the board.

In addition, the Company has created employment agreements and management carve-out agreements for the following employees:

Name	Management Carve-out %	Other Comments
¡ Alison Bauerlein	17.5%
¡ Brenton Taylor	12.5%
¡ Scott Wilkinson	17.5%	In addition to the Wilkinson Offer Letter, above
¡ Matthew Scribner	12.5%
¡ Byron Myers	10.0%	Management carve out agreement only

The employment agreements for the four employees listed (all except Byron Myers) above provide for (i) three months’ severance payments if the employee is dismissed without Cause (as defined within the proposed employment agreements) and (ii) an annual bonus award up to 20% of the employees base salary based on specific financial targets to be mutually agreed upon by the Company and such employee (the “2009 Employment Agreements”).

The management carve-out agreements for the 5 employees listed above provide for an additional bonus percentage of the management carve-out pool, per the Management Carve-Out Bonus Award agreements. An additional 30% of the pool is to be determined who it will be allocated to but can be allocated at the board’s discretion. If the pool is not allocated at a liquidation event, it is divided proportionally between the participants. The management carve-out pool is a percentage of value of a qualifying change in control of at least 1% up to 2% of the equity value, with a floor of $500k.

The Company routinely enters into Indemnification Agreements with its directors and executive officers.

The Company enters into a standard form Offer Letter with its employees.

6.18    Material Contracts. None.

6.19    Franchises, Patents, Copyrights, Tradenames, etc.

Inogen Trademarks – see attached “Trademark Status Report”.

Inogen Patents – see attached “Patent Status Report”.

On March 22, 2011 Inogen and Air Products and Chemicals, Inc signed a 3rd Amended License Agreement (the “AP License Agreement”) which terminated the licenses granted under the original License Agreement and replaced this with a patent assignment for US patents 6,605,136; 6,824,590; 7,279,029; and 7,473,299 in exchange for purchase of their outstanding shares from Inogen’s current investors for $1,301,370.80 and an additional payment from Inogen of $1.5M payable over 5 years.

Development, License and Supply Agreement (the “MED Development Agreement”) dated as of June 27, 2003, between the Company and Medical Electronic Devices, Inc (“MED”), whereby the Company licenses from MED certain conserver devices that will be used in the Company’s products.

The Company continues to have in the marketplace products that contain intellectual property licensed to the Company pursuant to the License and Supply Agreement dated October 27, 2004 (the “A2 License Agreement”), which amends and restates that certain Scroll Compressor Consulting and Supply Agreement dated as of December 3, 2002 between the Company and Air Squared, Inc. The Company is not currently utilizing the aforementioned intellectual property in any products.

Development Agreement dated as of April 22, 2002, between the Company and Launch Point (the “Original Launch Point Development Agreement”), whereby Launch Point developed prototypes of the Company’s portable oxygen concentrator system (the “System”). All intellectual property related to the System is owned by the Company, and the Company has granted to Launch Point a non-exclusive, perpetual, royalty free license to commercialize products using the intellectual property except in connection with products or devices utilized to deliver oxygen for medical, industrial or recreational purposes (the “Launch Point License”). On July 10, 2003, the Company and Launch Point entered into that certain Consulting and Development Agreement (the “Launch Point Development Agreement”) whereby (i) the Company engaged Launch Point to perform certain consulting and development services, and (ii) the Original Launch Point Development Agreement was superseded and replaced in its entirety by the Launch Point Development Agreement subject to certain provisions which survive the termination of the Original Launch Point Development Agreement, including the Launch Point License.

Sublicense Agreement dated as of September 17, 2003, between the Company and Embednet, whereby the Company acquired a non-exclusive, perpetual royalty-free license to use the Embednet development tools for the purpose of assessing, evaluating, and implementing the Incorporated Program (as defined in such agreement) into Company’s products and to develop products with the Incorporated Program for sale and distribution to either end users or OEM.

The domain name for “Inogen.com” is not owned by the Company, but currently registered to a third party. The Company is the registered owner of the following domain names:

inegen.com	inogenone.tv

inegen.net	inogenone.uk.com

inogen.biz	inogenoneg2.net

inogen.eu.com	inogenoneg3.co

inogen.mobi	inogenoneg3.com

inogen.net	inogenoneg3.eu

inogen.org	inogenoneg3.net

inogen.tv	inogenoneg3.org

inogen.uk.com	inogenoneg4.co

inogen.us	inogenoneg4.com

inogen.us.com	inogenoneg4.eu

inogen1.co	inogenoneg4.net

inogen1.eu	inogenoneg4.org

inogen1g3.co	inogenoneg5.co

inogen1g3.com	inogenoneg5.eu

inogen1g3.eu	inogenoneg5.org

inogen1g3.net	inogen1.com

inogen1g3.org	inogeng2.com

inogendirect.com	inogeng2.net

inogenone.biz	inogenoneg2.com

inogenone.co.uk	inogenoneg5.com

inogenone.com	inogenoneg5.net

inogenone.eu.com	oxygenation.com

inogenone.info	airlineoxygen.com

Some of the Company’s customers have non-exclusive licenses to use our trademarks and graphics. A copy of our Trademark License Agreement and Inogen Graphics Standards Requirements is attached to this schedule as Exhibit A.

6.20	Capital Structure. See attached capitalization table effective 9/30/2012. (On file with Agent)

6.23	None.

6.25	None.

8.1	Existing Debt Effective Date
Air Products & Chemicals, Inc $1,128,125.00 (S/T portion $212,500)

8.2	Existing Liens
None.

8.6	Existing Investments
None.

8.7	Transactions with Affiliates
None.

13.5	Notices

To the Borrower:

Inogen, Inc.

Attention: Alison Bauerlein

326 Bollay Drive

Goleta, CA 93117

To the Agent:

Comerica Bank, As Agent:

Comerica Bank Center

Attn: Corporate Finance - MC 3289

411 W. Lafayette St.

Detroit, MI 48226

Telephone: (313) 222-4280

Facsimile: (313) 222-9434

For Advance Requests and/or Pay-Downs:	corpfinadmin@comerica.com
For Reporting Requirements:	reportingcorpfin@comerica.com

Comerica Bank, As Lender:

Comerica Bank

Technology & Life Sciences Division

611 Anton Boulevard, Suite 400

Costa Mesa, CA 92626

Telephone: 714-433-3256

Facsimile:

Attn: Evan Huckabay

with a copy (not constituting notice):

Agent’s Counsel:

Bodman PLC

6th Floor at Ford Field

1901 St. Antoine Street

Detroit, MI 48226

Telephone: (313) 259-7777

Facsimile: (313) 393-7579